SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN
PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the registrant [X]
Filed by a party other than the registrant [_]
Check the appropriate box:
[_] Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[_] Definitive Additional Materials
[_] Soliciting Material Pursuant to Section240.14a-11(c) or Section 240.14a-12

FNBH BANCORP, INC.
(Name of registrant as specified in its charter)

(Name of person(s) filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):
[X] No fee required
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which transaction applies: _______________
(2)	Aggregate number of securities to which transaction applies: _______________
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): __________________________
(4)	Proposed maximum aggregate value of transaction: ______________________
(5)	Total fee Paid: ____________________________________________________

[_] Fee paid previously with preliminary materials
[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid: _______________
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FNBH BANCORP, INC.

FNBH BANCORP, INC. AND SUBSIDIARIES

2003

FNBH BANCORP, INC.

101 East Grand River
Howell, Michigan 48843

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held April 21, 2004

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the “Annual Meeting”) of FNBH Bancorp, Inc. (the “Corporation”), a Michigan corporation, will be held on April 21, 2004, at 7 p.m. at the main office of First National Bank in Howell, 101 East Grand River, Howell, Michigan, for the following purposes:

1.	To elect four (4) directors, three (3) to hold office for three year terms and one (1) to hold office for a two (2) year term.

2.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed March 1, 2004, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting or any adjournment thereof.

By order of the Board of Directors /s/ Nancy Morgan NANCY MORGAN, Secretary

Your vote is important. Even if you plan to attend the meeting, please date and sign the enclosed proxy form, indicate your choice with respect to the matters to be voted upon, and return it promptly in the enclosed envelope. Note that if the stock is held in more than one name, that all parties must sign the proxy form.

Dated: March 19, 2004

FNBH BANCORP, INC.
101 E. Grand River
Howell, Michigan 48843

PROXY STATEMENT

This Proxy Statement and the enclosed proxy are furnished in connection with the solicitation of proxies by the Board of Directors of FNBH Bancorp, Inc. (the “Corporation”), a Michigan corporation, to be voted at the Annual Meeting of Shareholders of the Corporation to be held on Wednesday, April 21, 2004, at 7 p.m., at the main office of First National Bank in Howell (the “Bank”), 101 East Grand River, Howell, Michigan, or at any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders and in this Proxy Statement.

VOTING AT THE MEETING

This Proxy Statement has been mailed on or about March 19, 2004, to all holders of record of common stock of the Corporation as of the record date. The Board of Directors of the Corporation has fixed the close of business on March 1, 2004, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting of Shareholders and any adjournment thereof. The Corporation has only one class of common stock, of which there are presently 3,169,204 shares outstanding. Each outstanding share will entitle the holder thereof to one vote on each separate matter presented for vote at the meeting. Votes cast at the meeting and submitted by proxy are counted by the inspectors of the meeting who are appointed by the Corporation.

If a Proxy in the enclosed form is properly executed and returned to the Corporation, the shares represented by the Proxy will be voted at the Annual Meeting and any adjournment thereof. If a shareholder specifies a choice, the Proxy will be voted as specified. If no choice is specified, the shares represented by the Proxy will be voted for the election of all of the nominees named in the Proxy Statement and in accordance with the judgment of the persons named as proxies with respect to any other matter which may come before the meeting. A proxy may be revoked before exercise by notifying the Chairman of the Board in writing or in open meeting, by submitting a proxy of a later date or attending the meeting and voting in person. All shareholders are encouraged to date and sign the enclosed proxy form, indicate your choice with respect to the matters to be voted upon, and return it to the Corporation.

ELECTION OF DIRECTORS

The Articles of Incorporation of the Corporation provide for the division of the Board of Directors into three (3) classes of nearly equal size with staggered three year terms of office. Four persons have been nominated for election to the Board, three (3) to serve three (3) year terms expiring at the 2007 Annual Meeting of Shareholders and one (1) to serve a two (2) year term expiring at the 2006 Annual Meeting of Shareholders. The Board has nominated W. Rickard Scofield, Randolph E. Rudisill and Barbara Draper to serve as directors for three year terms, each of whom is an incumbent director previously elected by the Corporation’s shareholders. The Board nominated Herbert W. Bursch to serve as director for a two (2) year term. Mr. Bursch was appointed as Chief Operating Officer and director by the Board in February 2004. Effective May 1, 2004 he will assume the title of President and Chief Executive Officer.

Unless otherwise directed by a shareholder’s proxy, the persons named as proxy holders in the Corporation’s proxy will vote for the nominees named above. In the event any of such nominees shall become unavailable, which is not anticipated, the Board of Directors in its discretion may designate substitute nominees, in which event the enclosed proxy will be voted for such substitute nominees. Proxies cannot be voted for a greater number of persons than the number of nominees named.

A plurality of the votes cast at the meeting is required to elect the nominees as directors of the Corporation. As such, the four individuals who receive the largest number of votes cast at the meeting will be elected as directors. Shares not voted at the meeting, whether by abstention, broker nonvote, or otherwise, will not be treated as votes cast at the meeting.

        The Board of Directors recommends a vote FOR the election of all the persons nominated by the Board.

INFORMATION ABOUT DIRECTORS AND DIRECTOR NOMINEES

The following information relating to the principal occupation or employment has been furnished to the Corporation by the respective directors and director nominees. Each of those persons have been engaged in the occupations stated below for more than five years.

Name	Principal Occupation	Age	Director of Corporation Since*

Nominees for Election as Directors for Terms Expiring in 2007

W. Rickard Scofield	President of May & Scofield, Inc., a manufacturer of automotive subassemblies	51	1992

Randolph E. Rudisill	President of Asahi Thermofil, Inc., a leading manufacturer of reinforced thermoplastics	59	1997

Barbara Draper	President and CEO of the Corporation and the Bank	57	1984

Nominee for Election as Director for Term Expiring in 2006

Herbert W. Bursch	Chief Operating Officer of the Corporation and the Bank as of February 2004. Senior Vice President of Operations and Technology from December 1999. Prior to the December 1999 served as Director of Operations at Mourer-Foster Inc.	51	2004

Directors Whose Terms Expire in 2006

Donald K. Burkel	Co-owner of Oasis, Inc. and Fowlerville Farms, Inc., a restaurant, gasoline and gift shop operation	68	1991

Richard F. Hopper	Retired Partner, KPMG LLP	59	2003

Gary R. Boss	Part owner of Boss Brothers Co., a property investment company	61	1995

Directors Whose Terms Expire in 2005

R. Michael Yost	Director, Group Operations and Administration, The Auto Club Group	55	1997

Dona Scott Laskey	Attorney	60	1973

Athena Bacalis	Real estate attorney, corporate counsel for Artisan Building Company	42	2001

James R. McAuliffe	Retired, former President of Hartland Insurance Group	59	1998

*The Corporation was formed and organized in 1988; dates preceding 1988 reference status as a director of the Bank. All persons who are directors of the Corporation are also directors of the Bank.

CORPORATE GOVERNANCE AND BOARD MATTERS

Corporate Governance Principles

For many years, the Board of Directors has been committed to sound and effective corporate governance practices. To assist in its governance practices, the Board has established a number of standing committees, including an audit committee, compensation committee and a nominating and corporate governance committee. The charters of the audit committee and the nominating and corporate governance committee are attached as appendices I and II, respectively.

Code of Ethics for Senior Financial Officers

The Board has adopted a Code of Ethics for Senior Financial Officers, which includes the principal executive officer, principal financial officer and controller. This Code can be obtained free of charge through the Corporation’s Corporate Secretary at 101 East Grand River, Howell, Michigan 48843. Any changes to or waivers of the Code for the Corporation’s CEO or senior financial officers will be disclosed on the Corporation’s website.

Determination of Independence of Board Members

The Corporation’s common stock is not listed on any national securities exchange or NASDAQ. Nevertheless, the Board has determined that each director, other than Barbara Draper, the Company’s CEO, qualifies as an “Independent Director”, as such term is defined in Market Place Rules 4200(a) (15) of the National Association of Securities Dealers (the “NASD”). The Board has also determined that each member of the three committees of the Board meets the independence requirements applicable to those committees as prescribed by the NASDAQ listing requirements, and, as to the audit committee, under the applicable rules of the Securities and Exchange Commission. Also, there are no family relationships between or among the directors, nominees or executive officers of the Corporation.

Meeting Attendance

Each director is expected to attend all meetings of the Board, applicable committee meetings, and the annual meeting of shareholders. Each director attended the 2003 annual shareholder meeting. During 2003, the Board held 5 meetings; each director attended at least 75% of the aggregate number of meetings of our Board and Board committees on which they served.

Board Committees

The audit committee, which met on five occasions in 2003, consists of directors Laskey, Scofield, Rudisill and Hopper. The Board has determined that Mr. Hopper qualifies as the “Audit Committee Financial Expert”, as that term is defined in the rules recently established by the Securities and Exchange Commission. The primary purpose of this committee is to assist the Board in overseeing (1) the quality and integrity of the Corporation’s accounting, auditing and reporting practices, (2) the performance of the Corporation’s internal audit function and independent auditor, and (3) the Corporation’s disclosure controls and system of internal controls regarding, finance, accounting, legal compliance, and ethics that management and the Board have established. A copy of the committee’s charter, as recently amended and restated, is attached to this Proxy Statement as Appendix II.

The compensation committee, consisting of Directors Rudisill, Scofield, Boss and McAuliffe met twice in 2003. This committee reviews and makes recommendations to the Board on executive compensation matters, including any benefits to be paid to the Corporation’s executives and officers.

The Corporation’s nominating and corporate governance committee, consisting of directors Burkel, Boss, Yost, Scofield and Bacalis met three times in 2003. This committee is responsible for making recommendations on the qualifications and standards to serve on the Board, identifying board candidates and monitoring the Corporation’s corporate governance standards. The Articles of Incorporation contain certain procedural requirements applicable to shareholder nominations of directors. In general, shareholders may nominate a person to serve as a director if they provide written notice to the Corporation not later than thirty days prior to the first anniversary date of the preceding year’s annual meeting. The notice must include (1) name and address of the shareholder who intends to make the nomination and of the person or persons nominated, (2) a representation that the shareholder is a current record holder and will continue to hold those shares through the date of the meeting and intends to appear in person or by proxy at the meeting, (3) a description of all arrangements between the shareholder and each nominee, (4) the information regarding each nominee as would be required to be included in a proxy statement filed under Regulations 14A of the Exchange Act had the nominee been nominated by the Board of Directors, and (5) the consent of each nominee to serve as director.

The governance committee does not currently utilize the services of any third party search firm to assist in the identification or evaluation of board member candidates. However, the committee may use the services of such a firm in the future if it deems necessary or appropriate. The governance committee has not established specific, minimum qualifications for director nominees, nor has it adopted a process for identifying and evaluating nominees for directors. The committee has not received any recommended nominations from any shareholders in connection with the 2004 annual shareholder meeting. The nominees that are standing for election as directors at the 2004 annual meeting are either incumbent directors or officers, nominated by the committee.

Shareholder Communications with the Board

The Board of Directors has implemented a process by which a shareholder may send written communications to the Board’s attention. Any shareholder desiring to communicate with the Board or one or more of the directors may send a letter addressed to the Company’s Corporate Secretary at 101 East Grand River, Howell, Michigan 48843. The Secretary has been directed to promptly forward all communications to the full Board or the specific director indicated in the letter.

Remuneration Of Directors

Directors of the Corporation are paid $250 for each Board meeting held and $400 for each Board committee meeting attended; however, no fees are paid to employees of the Bank who serve on the Board. Members of the Board of Directors of the Bank are paid at the rate of $700 per board meeting and $400 for each Bank board committee meeting attended. Additionally, the Chairman of the Board is paid an annual stipend of $3,000, payable monthly, as compensation for his additional duties and responsibilities. Each nonemployee is also paid a variable fee equal to the sum of their meeting and committee fees multiplied by the percentage of base compensation payable as a bonus to officers of the Corporation for the immediately preceding year. Nonemployee directors may elect to defer their fees under this plan or receive, in lieu of these fees, shares of the Corporation’s common stock, or as to their fixed fees, cash at a later date.

REPORT OF THE AUDIT COMMITTEE

To the Board of Directors of FNBH Bancorp, Inc.

We have reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2003.

We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

We have received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors’ independence.

Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

Dona S. Laskey Randolph E. Rudisill	W. Rickard Scofield Richard F. Hopper

AUDIT MATTERS AND OUR RELATIONSHIP WITH
>OUR INDEPENDENT PUBLIC ACCOUNTANTS

Representatives of KPMG, LLP, the Corporation’s independent accounting firm, will be present at the annual meeting and will be given the opportunity to make a statement if desired. They will also be available to respond to appropriate questions. The Corporation’s audit committee has yet to take action on the selection of the Corporation’s independent accounting firm for 2004, which is expected to occur in the first quarter of 2004.

The following sets forth the fees paid to the Corporation’s independent public accountants for the last two fiscal years:

	2003	2002

Audit Fees	$74,000	$74,000
Audit Related Fees	--	--
Tax Fees (1)	11,500	48,505
All Other Fees	--	--

Total	$85,500	$122,505

(1)     Consists primarily of tax consulting and tax return preparation.

The audit committee has established a pre-approval policy for audit, audit related and tax services that can be preformed by the Corporation’s independent public accountants. Subject to certain limitations, the authority to grant pre-approvals may be delegated to one or more member(s).

COMPENSATION OF EXECUTIVE OFFICERS

Committee Report on Executive Compensation

The Corporation has no paid employees. The Corporation’s subsidiary, First National Bank in Howell, employs all officers and staff. Decisions on the compensation of the Bank’s executive officers are made by the Board of Directors after receiving recommendations from the Board’s Compensation Committee. The Corporation’s policies of compensation are designed to reward employees for the achievement of annual and long-term corporate goals, as well as individual accomplishments. The various means of compensation, which apply to other employees as well as executive officers, are intended to encourage management to increase the value of the Corporation as an asset to its shareholders, to reward and challenge individuals, to achieve and reward superior operating results, and to attract and retain superior personnel.

The Corporation’s compensation program is comprised of several elements: salary, incentive bonus, and a defined contribution plan.

The salaries of the Bank’s Chief Executive Officer and other Bank executives are established based on a performance appraisal system. Each executive’s performance, other than that of the Chief Executive Officer, is evaluated by his or her superior. Wage bands for particular positions are established based on third-party executive compensation studies, information obtained from other similar sized banks, and on the Michigan Banker’s Association annual surveys. This information is used by the Board’s Compensation Committee and the Board of Directors in comparing salaries paid by the Bank with salaries paid for comparable positions by other peer banks. The Board of Directors and the Compensation Committee consider other relevant factors such as individual job performance, experience, expertise and tenure. The Board intends to maintain the base salaries of executive officers and senior managers at rates that are competitive with other banks who are similar in size to the Bank in order to retain superior personnel and to be able to hire personnel of a high caliber to continue to achieve and exceed the Bank’s operating and financial objectives.

An incentive bonus is paid after year end to all employees employed by the Bank the entire year, if the Bank’s earnings are at least at the 50th percentile of the Bank’s peer group. Employees receive 75% of any incentive bonus, based on performance relative to peers through the first nine month period ending September 30 of each year, with the balance, if any, paid based on the performance for the full year. There are three different levels at which the bonus is paid: one for staff, one for supervisor and exempt non-officer employees, and another for officers. The exact formula for the bonus plan is determined each year by the Board of Directors.

The 401(k) plan covers all employees 21 years of age or older who have completed one year of service as defined in the plan. Contributions are equal to 5% of total employee earnings plus 50% of employee contributions (limited to 10% of their earnings), or the maximum amount permitted by the Internal Revenue Code.

Chief Executive Officer Compensation

The Compensation Committee reviews Ms. Draper’s performance and base salary as president and chief executive officer annually and recommends adjustments in her salary to the Board of Directors. In making recommendations to the Board of Directors as to her salary, the Compensation Committee considers the prevailing salaries for presidents and chief executive officers of similar sized banks. As a result of that survey, the Committee established a salary range for Ms. Draper of $143,820 to $239,700 for 2003. The decision regarding Ms. Draper’s 2003 salary was based on the prevailing salary range, on the Corporation’s financial performance for the year and the Corporation’s strong earnings and corporate growth. The Committee further considered Ms. Draper’s leadership in the Corporation and her effectiveness in implementing the directions and policies of the Board of Directors. The incentive bonus paid to Ms. Draper was at the same rate established by the Board of Directors for all Bank officers. Based upon the relative performance of the Bank through September 30, 2003, Ms. Draper was paid a bonus of $54,245, which represents 75% of the potential bonus payable for 2003 performance.

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation paid by the Bank during the last three years to its Chief Executive Officer and its other executive officers whose annual compensation exceeded $100,000 (the “Named Executives”). There are no employees of the Corporation; all personnel are employed by the Bank.

		Annual Compensation(1)				Long-Term Compensation Restricted Stock	All Other
Name and Principal Position	Year	Salary	Bonus		Other(3)	Awards(4)	Compensation(5)
Barbara Draper, President and Chief	2003	$192,000	$54,245	(2)	$6,308	$46,340	$15,070
Executive Officer	2002	185,400	74,160		6,453	45,000	14,118
	2001	180,000	67,800		6,375	44,982	13,540

Janice B. Trouba, Senior Vice	2003	$103,000	$29,100	(2)	0	0	$2,885
President and Chief Financial	2002	16,667	6,666		0	0	91
Officer (6)	2001	0	0		0	0	0

James Wibby, Senior Vice President,	2003	$127,700	$36,078	(2)	$3,214	$18,561	11,000
Loans	2002	124,000	49,600		2,479	18,150	10,949
	2001	121,000	45,577		3,020	16,632	10,346

Herbert W. Bursch, Senior Vice	2003	$104,000	$29,383	(2)	$800	$14,987	$10,730
President, Retail Delivery Systems(7)	2002	100,000	40,000		698	17,940	9,950
	2001	92,000	34,654		1,002	12,306	9,185

Nancy Morgan, Senior Vice	2003	$88,100	$24,890	(2)	$734	$10,238	9,080
President, Human Resources	2002	85,500	34,200		295	9,960	9,079
	2001	83,000	31,264		117	8,400	8,657

(1)     Includes amounts deferred pursuant to Section 401(k) of the Internal Revenue Code.

(2)	For bonus payments in 2003, the amounts reflect 75% of the bonus that may be earned for that year, based on the Corporation’s performance through September 30 of that year. The balance of any bonus, which is not calculable at this time, will be reported in subsequent proxy statements and/or reports for the year in which it is earned.
(3)	Represents amounts contributed by the Bank as retirement benefits, for the Named Executives, in excess of the amounts permitted under the Bank’s 401(k) Plan.
(4)	Amounts represent the aggregate value of restricted shares of Common Stock (based upon the value of the stock on the date of grant) issued to the Named Executives for the designated year under the Corporation’s Long-Term Incentive Plan. The 2003 award of restricted shares was based on a per share value of $23.86, as of April 10, 2003 and $26.06 as of November 30, 2003. The shares are subject to restrictions on transfer and risks of forfeiture which lapse over a period of 5 years at the annual rate of 20% of the granted shares, subject to earlier termination of those restrictions and risks upon death, disability or a change in control of the Corporation. The Named Executives have no right to the unvested percentage of the restricted shares, except voting rights and the right to all dividends and all other distributions paid to holders of the common stock. As of December 31, 2003, the Named Executives held shares of restricted stock in the following aggregated amounts and values (based on the per share value of the Corporation’s common stock on December 31, 2003, of $27.00): Ms. Draper – 10,324 shares ($278,748); Mr. Wibby – 3,494 shares ($94,338); Mr. Bursch – 1,670 shares ($45,090); and Ms. Morgan – 1,825 shares ($49,275)
(5)	The amounts disclosed in this column include (a) amounts contributed by the Bank to the Bank’s 401(k) Plan, pursuant to which substantially all salaried employees of the Bank participate; (b) the dollar value of premiums paid by the Bank for term life insurance; and (c) disability insurance on behalf of the Named Executives as follows:

		2003	2002	2001

Barbara Draper	(a)	$12,892	$12,087	$11,794
	(b)	968	937	684
	(c)	1,210	1,094	1,062

Janice B. Trouba	(a)	$1,717	0	0
	(b)	519	42	0
	(c)	649	49	0

James Wibby	(a)	$9,555	$9,592	$9,080
	(b)	645	625	552
	(c)	800	732	714

Herbert W. Bursch	(a)	$9,551	$8,856	$8,222
	(b)	524	504	420
	(c)	655	590	543

Nancy Morgan	(a)	$8,079	$8,142	$7,825
	(b)	446	433	378
	(c)	555	504	454

(6)	Ms. Trouba became chief financial officer on April 16, 2003.
(7)	Mr. Bursch will become the president and chief executive officer on May 1, 2004.

CERTAIN TRANSACTIONS WITH MANAGEMENT

Certain directors and officers of the Corporation have had and are expected to have in the future, transactions with the Bank, or have been directors or officers of corporations, or members of partnerships, which have had and are expected to have in the future, transactions with the Bank. All such transactions with officers and directors, either directly or indirectly, have been made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and these transactions do not involve more than the normal risk of collectability or present other unfavorable features. All such future transactions, including transactions with principal shareholders and other Corporation affiliates, will be made in the ordinary course of business, on terms no less favorable to the Corporation than with other customers, and for loans in excess of $500,000, will be subject to approval by a majority of the Corporation’s independent, outside disinterested directors.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16 of the Securities Exchange Act of 1934, the Corporation’s directors and executive officers, as well as any person holding more than 10% of its common stock, are required to report initial statements of ownership of the Corporation’s securities and changes in such ownership to the Securities and Exchange Commission. To the Corporation’s knowledge, and based solely upon its review of all required reports furnished to the Corporation, all the required reports were filed timely by such persons during 2003 other than reports from each one of the Corporation’s outside directors, covering one report, each, that relates to the purchase of shares of common stock under the Directors deferred compensation plan.

OWNERSHIP OF COMMON STOCK

The following table sets forth certain information as of March 1, 2004, as to the Common Stock of the Corporation owned beneficially by each director, each Named Executive in the Summary Compensation Table above, and by all directors and executive officers of the Corporation as a group. No shareholders are known to the Corporation to have been the beneficial owner of more than five percent (5%) of the Corporation’s outstanding common stock as of March 1, 2004.

	Number of Shares(1)			Percent of Class
Athena Bacalis	727			*
Gary R. Boss	3,000	(2)		*
Donald K. Burkel	12,273	(2)		*
Herbert W. Bursch	2,608			*
Richard F. Hopper	2,000	(2)		*
Dona Scott Laskey	48,375	(2)		1.53%
Barbara Draper	29,726	(3)		*
James R. McAuliffe	218	(2)		*
Nancy Morgan	2,604			*
Randolph E. Rudisill	3,964	(2	)(4)	*
W. Rickard Scofield	5,517			*
James Wibby	3,817			*
R. Michael Yost	2,550	(5)		*
All Executive Officers and
Directors as a Group (13 persons)	117,229			3.70%

*Represents less than one percent

(1)	This information is based upon the Corporation’s records as of March 1, 2004, and information supplied by the persons listed above. The number of shares stated in this column include shares owned of record by the shareholder and shares which, under federal securities regulations, are deemed to be beneficially owned by the shareholder. Unless otherwise indicated below, the persons named in the table have sole voting and sole investment power or share voting and investment power with their respective spouses, with respect to all shares beneficially owned.
(2)	The following directors are credited additional shares under the company’s Director’s deferred compensation plan. Those shares are recorded as follows: Gary Boss 2,303 shares; Donald K. Burkel 3,146 shares; Richard F. Hopper 448 shares; Dona Scott Laskey 1,976 shares; James R. McAuliffe 4,412 shares and Randolph E. Rudisill 4,034 shares.
(3)	Includes 6,230 shares held for the benefit of Ms. Draper’s minor children.
(4)	Includes 400 shares held as custodian for Mr. Rudisill’s minor child and grandchild.
(5)	Includes 54 shares held jointly with minor child.

SHAREHOLDER RETURN PERFORMANCE GRAPH

Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on the Corporation’s common stock with that of the cumulative total return on the NASDAQ Stock Market Index and the NASDAQ Bank Stocks Index for the five year period ended December 31, 2003. The following information is based on an investment of $100, on January 1, 1999, in the Corporation’s common stock, the NASDAQ Bank Stocks Index and the NASDAQ Stock Market Index, with dividends reinvested. There has been only limited trading in the Corporation’s Common Stock, and the Corporation’s stock does not trade on any stock exchange or the NASDAQ market. Accordingly, the returns reflected in the following graph and table are based on sale prices of the Corporation’s stock of which management is aware. There may have been sales at higher or lower prices of which management is not aware.

	January 1	December 31
	1999	1999	2000	2001	2002	2003
FNBH Bancorp, Inc.	100	123.23	126.64	130.57	146.75	176.97
NASDAQ Stock Market Index	100	185.43	111.83	88.76	61.37	91.75
NASDAQ Bank Stocks Index	100	96.15	109.84	118.92	121.74	156.62

SHAREHOLDER PROPOSALS

Any shareholder proposal to be considered by the Corporation for inclusion in the 2005 Annual Meeting of Shareholders proxy materials must be received by the Corporation no later than November 13, 2004. As of March 13, 2004, no proposals to be represented at the 2004 Annual Meeting had been received by the Corporation. If the Corporation receives notice of a shareholder proposal after January 27, 2005, the persons named as proxies for the 2005 Annual Meeting of Shareholders will have discretionary voting authority to vote on that proposal at that meeting.

OTHER BUSINESS

The Board of Directors is not aware of any matter to be presented for action at the meeting, other than the matters set forth herein. If any other business should come before the meeting, the Proxy will be voted in respect thereof in accordance with the best judgment of the persons authorized therein, and discretionary authority to do so is included in the proxy. The cost of soliciting proxies will be borne by the Corporation. In addition to solicitation by mail, officers and other employees of the Corporation and its subsidiaries may solicit proxies by telephone or in person, without compensation other than their regular compensation.

The Summary Annual Report of the Corporation for 2003 is included with this Proxy Statement. Copies of the report will also be available for all shareholders attending the Annual Meeting. In addition, certain financial and related information is included in Appendix III to this Proxy Statement.

Shareholders are urged to sign and return the enclosed proxy in the enclosed envelope. A prompt response will be helpful and appreciated.

BY ORDER OF THE BOARD OF DIRECTORS

Nancy Morgan
Secretary
March 19, 2004

APPENDIX I

FNBH BANCORP, INC.

CHARTER OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

I.	Purpose

The primary function of the Audit Committee is to assist the Board by overseeing (1) the quality and integrity of the Company’s accounting, auditing and reporting practices, (2) the performance of the Company’s internal audit function and independent auditor, and (3) the Company’s disclosure controls and system of internal controls regarding finance, accounting, legal compliance, and ethics that management and the Board of Directors have established.

The Audit Committee shall provide an open avenue of communication among the independent accountants, financial and senior management, the internal auditors and the Board of Directors.

II.	Membership

A.	Independence—The Audit Committee shall be comprised of three or more members, each of whom (1) must qualify as an independent director under the listing requirements of NASDAQ and the Securities and Exchange Commission Rules implementing Section 301 of the Sarbanes-Oxley Act, (2) shall not have participated in the preparation of the financial statements of the Company or any subsidiary during the prior three-year period, and (3) shall be free from any relationship to the Company that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. All members of the Committee shall have a working familiarity with basic financial and accounting practices, and at least one member of the Committee shall be an “audit committee financial expert” in compliance with the criteria established by the Securities and Exchange Commission.

B.	Appointment—The members shall be nominated by the Nominating and Corporate Governance Committee and appointed annually to one-year terms by the Board. The Nominating and Corporate Governance Committee shall recommend, and the Board shall designate, one member of the Audit Committee as Chair.

C.	Limitations. A member of the Audit Committee shall not simultaneously serve on the audit committee of more than two other public companies.

D.	Removal. Members may be removed by the Board.

III.	Meetings and Procedures

Meetings of the Audit Committee shall be subject to the Committee procedure rules set forth in the Company’s Bylaws and its own rules of procedure, which shall be consistent with those Bylaws and the following:

A.	The Audit Committee shall meet at least 4 times annually and more frequently as circumstances require. Each regularly scheduled meeting of the Committee shall conclude with an executive session of the Committee, absent members of management and on such terms and conditions as the Committee may elect. In addition, the Committee may meet periodically with management, the Company’s internal auditors and the independent auditors in separate executive sessions to discuss any matters that the Audit Committee or the internal auditors or independent auditors believe should be discussed privately.

B.	Following each of its meetings, the Audit Committee shall deliver a verbal report on the meeting to the Board, including a description of all actions taken by the Audit Committee.

C.	The Audit Committee shall keep written minutes of its meetings, which minutes shall be maintained with the books and records of the Company.

IV.	Responsibilities and Duties

The Audit Committee shall have the following duties and responsibilities:

A.	Document and Report Review

1.	Review, reassess, and update this Charter periodically or as conditions dictate (at least, annually).

2.	Review and discuss with management the Company’s audited financial statements and any reports or other financial information submitted to any governmental body or to the public, including any report issued by the independent accountants that the committee deems necessary.

3.	Review reports of the internal auditor and management’s response to such reports.

4.	Recommend to the Board whether the financial statements should be included in the Annual Report on Form 10-K.

5.	Review with management and the independent auditors the quarterly report on Form 10-Q prior to its filing.

6.	Review earnings press releases with management prior to dissemination.

B.	Independent Auditors

1.	Appoint, approve the compensation of, and provide oversight of the Company’s independent auditor, including the removal of the Company’s independent auditors. The independent auditors shall report directly to the Committee, and the Committee shall oversee the resolution of any disagreements between management and the independent auditors.

2.	Administer the Company’s Policy Regarding the Approval of Audit and Nonaudit Services Provided by the Independent Auditor.

3.	Review the independent auditors’ attestation report on management’s internal control report and hold timely discussions with the independent auditors regarding:

(a)	All critical accounting policies and practices;

(b)	All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, including the ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor;

(c)	Other material written communications between the independent auditor and management including, but not limited to, management letter and schedule of unadjusted differences;

(d)	An analysis of the auditor’s judgment as to the quality of the Company’s accounting principles, setting forth significant reporting issues and judgments made in connection with the preparation of the financial statements; and

(e)	All significant relationships the accountants have with the Company to determine the accountants’ objectivity and independence, undertaking or recommending appropriate action to ensure and continue that independence.

4.	At least annually, obtain and review a report by the independent auditor describing:

(a)	The firm’s internal quality control procedures;

(b)	Any material issues raised by the most recent internal quality-control review, peer review or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues;

(c)	All relationships between the independent auditor and the Company; and

(d)	All significant relationships the auditors have with the Company to determine the auditor’s objectivity and independence, undertaking or recommending appropriate action to ensure and continue that independence.

C.	Financial Reporting Processes

1.	Review the integrity of the Company’s financial reporting process, both internal and external, giving consideration to consultation with management, the independent accountants and the internal auditor.

2.	Consider and approve, as appropriate, major changes to the Company’s auditing and accounting principles and practices as suggested by the independent accountants, management or the internal auditor.

3.	Review and approve all related party transactions with the Company’s directors, officers, and controlling shareholders, excluding those transactions between the Company’s subsidiary and such persons that are in compliance with applicable banking regulations.

4.	Establish and maintain procedures for the receipt, retention and treatment of complaints regarding accounting, or auditing matters, including procedures necessary to receive and respond to confidential and anonymous submissions by Company employees regarding questionable accounting or auditing matters.

D.	Internal Audit

1.	Review activities and qualifications of the Company’s internal auditors.

E.	Ethical and Legal Compliance

1.	Review, with the Company’s counsel, legal compliance matters including corporate securities trading policies.

2.	Review, with the Company’s counsel, any legal matter that could have a significant impact on the Company’s financial statements.

3.	Discuss and review the Company’s major financial and accounting risk exposures and steps taken by management to control or mitigate those exposures.

F.	Other

1.	Review with the independent auditors, the internal auditing function and the extent to which changes or improvement in financial or accounting practices, as approved by the Audit Committee, have been implemented.

2.	Prepare the report that the SEC requires to be included in the Company’s annual Proxy Statement.

3.	To the extent it deems appropriate, obtain advice and assistance from outside legal, accounting or other advisors as deemed appropriate to perform its duties and responsibilities.

4.	Perform any other activities consistent with this Charter, the Company’s Bylaws and governing law, as the Audit Committee or the Board of Directors deems necessary or appropriate.

5.	Perform an annual self-assessment relative to the Committee’s purpose, duties, and responsibilities.

APPENDIX II

FNBH BANCORP, INC.

CHARTER OF THE NOMINATING AND CORPORATE GOVERNACE COMMITTEE
OF THE BOARD OF DIRECTORS

I.	Purpose

The primary function of the Nominating and Corporate Governance Committee (the “Governance Committee”) is to assist the Board of Directors by (1) establishing qualifications and standards to serve as a director of the Company, (2) identifying and recommending individuals qualified to become directors of the Company, and (3) developing, recommending and reviewing corporate governance standards and policies for the Company.

II.	Membership

A.	Independence—The Governance Committee shall be comprised of three or more members, each of whom must qualify as independent directors (“Independent Directors”) under the NASDAQ listing requirements, and such additional standards that the Governance Committee may establish.

B.	Appointment—The members shall be nominated by the Governance Committee and appointed annually to one-year terms by the Board. The Governance Committee shall recommend, and the Board shall designate, one member of the Governance Committee as Chair.

C.	Removal. Members may be removed by the Board.

III.	Meetings and Procedures

Meetings of the Governance Committee shall be subject to the committee procedure rules set forth in the Company’s Bylaws and its own rules of procedure, which shall be consistent with those Bylaws and the following:

A.	The Governance Committee shall meet at least once annually and more frequently as circumstances require.

B.	Following each of its meetings, the Governance Committee shall deliver a report on the meeting to the Board, including a description of all actions taken by the Governance Committee.

C.	The Governance Committee shall keep written minutes of its meetings, which minutes shall be maintained with the books and records of the Company.

IV.	Responsibilities and Duties

The Governance Committee shall have the following duties and responsibilities:

A.	Board Composition—Standards and Needs

1.	Review the composition and size of the Board in order to ensure the Board has the proper expertise and independence.

2.	Determine the criteria for selection of the Chairman, Board members and Board committee members.

3.	Develop and recommend Board policies on term limits and/or service requirements for Board members.

4.	Plan for continuity on the board as existing Board members retire or rotate off the Board.

5.	Establish criteria for qualification as an Independent Director, consistent with laws and listing standards.

B.	Board Composition—Nominations

1.	Maintain an active file of suitable candidates for consideration as nominees to the Board, consistent with the standards and policies adopted under Section IV(A) above. In compiling the file, the Governance Committee shall consider, where appropriate, the candidate’s qualification as an “Independent Director.”

2.	Conduct director evaluations upon renomination for election at least every three years.

3.	Establish procedures for accepting and responding to Board nominations made by shareholders.

4.	Review any Board candidates recommended by shareholders and compliance with all director nomination procedures for shareholders.

5.	Recommend to the Board the slate of nominees of directors to be elected by the shareholders and any directors to be elected by the Board to fill vacancies. Recommendations should include a review by the Governance Committee of the performance and contribution of fellow directors as well as the qualifications of proposed new directors.

C.	Evaluation of the Board and Management Succession

1.	Sponsor and oversee performance evaluations for the Board as a whole, which shall be done at least every three (3) years.

2.	Develop, recommend and review the Company’s (a) orientation program for new directors, and (b) continuing education program for incumbent directors.

3.	Annually review succession plans for the CEO and other key management positions.

D.	Recommendations on Committee Memberships

1.	With the Chairman, periodically review committee charters, the composition of each Board committee and make recommendations to the Board for (a) the creation of additional Board committees, (b) dissolution of Board committees, (c) changes in mandate of a committee, or (d) recommendations on persons to be members of Board committees.

2.	Ensure that each Board Committee is comprised of members suitable for the tasks of the Committee and that each Committee conducts the required number of meetings and makes sufficient reports to the Board on its activities and findings.

E.	Corporate Governance Matters

1.	Recommend to the Board policies to enhance the Board’s effectiveness, including the frequency and structure of Board meetings.

2.	Develop and review periodically, and at least annually, the corporate governance policies of the Company to ensure that they are appropriate for the Company and comply with applicable laws, regulations, listing standards and to recommend any changes to the Board.

3.	Review periodically the Articles of Incorporation and Bylaws of the Company and recommend to the Board changes thereto in respect of good corporate governance and fostering shareholder rights.

4.	Review the procedures and communication plans for shareholder meetings to ensure that the rights of shareholders are fully protected.

5.	Consider any other corporate governance issues that arise from time to time, and to develop appropriate recommendations for the Board.

F.	Conflicts and Other Directorships

1.	Review directorships and agreements of Board members for conflicts of interest.

2.	Examine and, if appropriate, clear actual and potential conflicts of interest a Board member may have, and issue to a Board member having an actual or potential conflict of interest instructions, on how to conduct himself/herself in matters before the Board which may pertain to that conflict.

APPENDIX III

FNBH Bancorp, Inc. is a one bank holding company, which owns all of the outstanding capital stock of First National Bank in Howell (the "Bank"). The Corporation was formed in 1988 for the purpose of acquiring all of the stock of the Bank in a shareholder approved reorganization, which became effective May 1989. The Bank was originally organized in 1934 as a national banking association. The Bank serves primarily five communities, Howell, Brighton, Hartland, Fowlerville and Green Oak Township, all of which are located in Livingston County Michigan.

FINANCIAL INFORMATION

FNBH BANCORP, INC. AND SUBSIDIARIES

KPMG LLP
Suite 1200
150 West Jefferson
Detroit, MI 48226-4429

Independent Auditors’ Report

The Board of Directors and Stockholders
FNBH Bancorp, Inc.:

We have audited the consolidated balance sheets of FNBH Bancorp, Inc. and subsidiaries (Corporation) as of December 31, 2003 and 2002, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2003. These consolidated financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of FNBH Bancorp, Inc. and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

January 16, 2004

FNBH BANCORP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2003 and 2002

Assets	2003	2002

Cash and cash equivalents:
Cash and due from banks	$16,035,121	13,389,226
Short-term investments	16,848,371	19,649,178

Total cash and cash equivalents	32,883,492	33,038,404
Certificates of deposit	1,553,000	3,880,000
Investment securities held to maturity, net (fair value of
$16,006,625 in 2003 and $18,010,672 in 2002)	15,051,293	16,863,210
Investment securities available for sale, at fair value	26,787,863	16,753,001
Mortgage-backed securities held to maturity, net (fair value
of $26,173 in 2002)	--	26,033
Mortgage-backed securities available for sale, at fair value	12,513,486	9,924,802
FHLBI and FRB stock, at cost	1,082,750	1,044,250

Total investment and mortgage-backed securities	55,435,392	44,611,296
Loans:
Commercial	278,637,521	263,002,466
Consumer	35,002,556	33,666,705
Real estate mortgage	34,377,031	31,291,141

Total loans	348,017,108	327,960,312
Less unearned income	(931,453)	(843,052)
Less allowance for loan losses	(5,958,375)	(5,794,399)

Net loans	341,127,280	321,322,861
Bank premises and equipment, net	11,910,399	10,256,828
Land held for sale, net	1,400,290	1,530,290
Other real estate owned, held for sale	65,000	738,206
Accrued interest income and other assets	5,443,555	5,308,124

Total assets	$449,818,408	420,686,009

See accompanying notes to consolidated financial statements.

Liabilities and Stockholders' Equity	2003	2002

Deposits:
Demand (non-interest bearing)	$69,233,515	62,231,909
NOW	46,056,749	41,423,298
Savings and money market accounts	140,639,653	138,961,869
Time	137,174,926	131,455,135
Brokered certificates of deposit	5,968,458	--

Total deposits	399,073,301	374,072,211

Other borrowings	5,327,708	5,569,255
Accrued interest, taxes, and other liabilities	4,181,918	3,464,929

Total liabilities	408,582,927	383,106,395

Commitments and contingencies

Stockholders' equity:
Common stock, $0 par value. Authorized 4,200,000 shares;
issued and outstanding 3,168,931 shares and 3,157,798 shares
at December 31, 2003 and 2002, respectively	5,725,898	5,465,089
Retained earnings	35,425,699	31,685,849
Unearned long term incentive plan	(222,652)	(247,282)
Accumulated other comprehensive income, net	306,536	675,958

Total stockholders' equity	41,235,481	37,579,614

Total liabilities and stockholders' equity	$449,818,408	420,686,009

FNBH BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Income

Years ended December 31, 2003, 2002, and 2001

	2003	2002	2001
Interest and dividend income:
Interest and fees on loans	$22,666,583	23,040,432	24,018,140
Interest and dividends on investment and mortgage-backed
securities:
U.S. Treasury and agency securities	975,069	1,188,802	1,167,648
Obligations of state and political subdivisions	770,269	836,703	904,026
Corporate bonds	188,463	365,785	143,071
Other securities	41,759	61,650	61,269
Interest on certificates of deposit and other bank deposits	109,201	177,677	30,300
Interest on short-term investments	104,818	58,618	770,588

Total interest and dividend income	24,856,162	25,729,667	27,095,042

Interest expense:
Interest on deposits	5,757,465	7,440,794	10,435,255
Interest on other borrowings	409,389	576,449	425,859

Total interest expense	6,166,854	8,017,243	10,861,114

Net interest income	18,689,308	17,712,424	16,233,928

Provision for loan losses	1,270,000	625,000	900,000

Net interest income after provision
for loan losses	17,419,308	17,087,424	15,333,928

Noninterest income:
Service charges and other fee income	3,136,077	2,973,691	2,642,886
Trust income	287,344	202,595	176,729
Gain on sale of loans	373,516	415,454	228,111
Gain on sale/call of investments	3,823	36,570	--
Other	73,376	(7,710)	71,989

Total noninterest income	3,874,136	3,620,600	3,119,715

Noninterest expenses:
Salaries and employee benefits	7,048,376	6,445,184	5,955,251
Net occupancy expense	957,710	890,605	776,503
Equipment expense	1,008,275	866,409	830,322
Professional and service fees	1,240,923	1,276,489	1,357,989
Printing and supplies	275,999	327,284	255,892
Advertising	304,588	348,572	249,293
Other	2,012,239	1,621,000	1,635,481

Total noninterest expenses	12,848,110	11,775,543	11,060,731

Income before Federal income taxes	8,445,334	8,932,481	7,392,912

Federal income taxes	2,554,437	2,628,650	2,173,300

Net income	$5,890,897	6,303,831	5,219,612

Basic and diluted net income per share	$1.86	2.00	1.66

Cash dividends per share	0.680	0.628	0.60

See accompanying notes to consolidated financial statements

FNBH BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders' Equity
and Comprehensive Income

Years ended December 31, 2003, 2002, and 2001

	Common stock	Retained earnings	Unearned long term incentive plan	Accumulated other comprehensive income (loss)	Total

Balances at December 31, 2000	$5,025,476	24,027,158	(183,188)	17,189	28,886,635
Issued 6,438 shares for long term incentive plan	135,198	--	(135,198)	--	--
Retired 790 shares from long term incentive plan	(16,450)	--	16,450	--	--
Issued 5,606 shares for employee stock purchase plan	102,546	--	--	--	102,546
Amortization of long term incentive plan	--	--	70,793	--	70,793
Comprehensive income:
Net income	--	5,219,612	--	--	5,219,612
Changes in unrealized gain on securities
available for sale, net of tax	--	--	--	9,772	9,772

Total comprehensive income	5,229,384
Cash dividends ($0.60 per share)	--	(1,885,555)	--	--	(1,885,555)

Balances at December 31, 2001	5,246,770	27,361,215	(231,143)	26,961	32,403,803
Issued 5,246 shares for long term incentive plan	109,799	--	(109,799)	--	--
Issued 686 shares for current directors' fees	14,483	--	--	--	14,483
Issued 3,988 shares for employee stock purchase plan	70,428	--	--	--	70,428
Issued 1,128 shares for directors' variable fee plan	23,609	--	--	--	23,609
Amortization of long term incentive plan	--	--	93,660	--	93,660
Comprehensive income:
Net income	--	6,303,831	--	--	6,303,831
Changes in unrealized gain on securities
available for sale, net of tax	--	--	--	648,997	648,997

Total comprehensive income	6,952,828
Cash dividends ($0.628 per share)	--	(1,979,197)	--	--	(1,979,197)

Balances at December 31, 2002	5,465,089	31,685,849	(247,282)	675,958	37,579,614
Issued 4,482 shares for long term incentive plan	110,137	--	(110,137)	--	--
Issued 907 shares for current directors' fees	21,954	--	--	--	21,954
Issued 4,055 shares for employee stock purchase plan	88,722	--	--	--	88,722
Issued 1,689 shares for directors' variable fee plan	39,996	--	--	--	39,996
Amortization of long term incentive plan	--	--	134,767	--	134,767
Comprehensive income:
Net income	--	5,890,897	--	--	5,890,897
Changes in unrealized gain on securities
available for sale, net of tax	--	--	--	(369,422)	(369,422)

Total comprehensive income	5,521,475
Cash dividends ($0.68 per share)	--	(2,151,047)	--	--	(2,151,047)

Balances at December 31, 2003	$5,725,898	35,425,699	(222,652)	306,536	41,235,481

See accompanying notes to consolidated financial statements.

FNBH BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years ended December 31, 2003, 2002, and 2001

	2003	2002	2001

Cash flows from operating activities:
Net income	$5,890,897	6,303,831	5,219,612
Adjustments to reconcile net income to
net cash provided by operating activities:
Provision for loan losses	1,270,000	625,000	900,000
Depreciation and amortization	992,986	897,800	863,911
Deferred Federal income tax benefit	(118,597)	(1,300)	(89,400)
Net amortization on investment securities	126,508	239,341	68,024
Earned portion of long term incentive plan	134,767	93,660	70,793
Loss on disposal of equipment	8,958	4,518	554
Gain on sale/call of investments	(3,823)	(36,570)	--
Gain on sale of other real estate owned	(22,710)	--	--
Gain on sale of loans	(373,516)	(415,454)	(228,111)
Proceeds from sale of loans	23,486,120	30,465,662	16,869,945
Origination of loans held for sale	(22,524,120)	(30,948,790)	(17,945,804)
Proceeds from sale of other real estate	760,916	546,812	--
(Increase) decrease in accrued interest
income and other assets	48,167	(672,538)	76,923
Increase (decrease) in accrued interest,
taxes, and other liabilities	906,988	17,599	(155,045)

Net cash provided by operating
activities	10,583,541	7,119,571	5,651,402

Cash flows from investing activities:
Purchases of available-for-sale securities	(22,783,210)	(6,035,081)	(33,024,189)
Proceeds from sales of available-for-sale
securities	--	7,788,508	--
Proceeds from maturities of available-for-sale
securities	3,500,000	4,390,000	14,000,000
Repayments from mortgage-backed securities
available for sale	5,977,649	5,061,306	901,553
Purchases of held-to-maturity securities	(234,270)	(203,250)	--
Proceeds from maturities and calls of held-to-
maturity securities	2,046,100	1,316,175	892,000
Repayments from mortgage-backed securities
held to maturity	26,028	51,835	499,872
Purchases of certificates of deposit	(1,187,000)	--	(5,917,000)
Maturity of certificates of deposit	3,514,000	2,037,000	--
Purchase of FHLBI stock	(38,500)	(211,500)	--
Purchase of loans	(3,000,000)	(3,116,728)	(1,192,540)
Net increase in loans	(18,662,903)	(38,059,057)	(28,145,232)
Capital expenditures	(2,655,515)	(2,052,498)	(1,732,370)

Net cash used in investing activities	(33,497,621)	(29,033,290)	(53,717,906)

FNBH BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years ended December 31, 2003, 2002, and 2001

	2003	2002	2001

Cash flows from financing activities:
Net increase in deposits	$19,032,632	22,403,461	41,454,932
Increase in brokered certificates of deposit	5,968,458	--	--
Payments on other borrowings	(241,547)	(223,656)	(207,089)
Dividends paid	(2,151,047)	(1,979,197)	(1,885,555)
Shares issued for employee stock purchase
plan and directors' compensation	150,672	108,520	102,546

Net cash provided by financing
activities	22,759,168	20,309,128	39,464,834

Net decrease in cash and
cash equivalents	(154,912)	(1,604,591)	(8,601,670)

Cash and cash equivalents at beginning of year	33,038,404	34,642,995	43,244,665

Cash and cash equivalents at end of year	$32,883,492	33,038,404	34,642,995

Supplemental disclosures:
Interest paid	$6,168,253	8,239,097	11,064,961
Federal income taxes paid	2,460,000	2,628,000	2,357,000
Supplemental schedule of noncash investing
and financing activities:
Loans transferred to other real estate	95,000	1,285,018	--
Loans charged off	1,282,563	767,302	517,165

See accompanying notes to consolidated financial statements.

FNBH BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2003, 2002, and 2001

(1)	Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of FNBH Bancorp, Inc. and its wholly owned subsidiaries, First National Bank in Howell (including its wholly owned subsidiary FNBH Mortgage Company LLC) and H.B. Realty Co. All significant intercompany balances and transactions have been eliminated.

First National Bank in Howell (Bank) is a full-service bank offering a wide range of commercial and personal banking services. These services include checking accounts, savings accounts, certificates of deposit, commercial loans, real estate loans, installment loans, collections, traveler’s checks, night depository, safe deposit box, U.S. Savings Bonds, and trust services. The Bank serves primarily five communities – Howell, Brighton, Green Oak Township, Hartland, and Fowlerville – all of which are located in Livingston County, Michigan. The Bank is not dependent upon any single industry or business for its banking opportunities.

H.B. Realty Co. was established on November 26, 1997 to purchase land for a future branch site of the Bank and to hold title to other Bank real estate when it is considered prudent to do so.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The accounting and reporting policies of FNBH Bancorp, Inc. and subsidiaries (Corporation) conform to accounting principles generally accepted in the United States of America and to general practice within the banking industry. The following is a description of the more significant of these policies.

(a)	Cerrtificates of Deposit

Brokered certificates of deposit are purchased periodically from other financial institutions in denominations of less than $100,000. These investments are fully insured by the FDIC. Brokered CD’s are not marketable, and there is a penalty for early withdrawal.

(b)	Investment and Mortgage-Backed Securities

Investment securities held to maturity are those securities which management has the ability and positive intent to hold to maturity. Investment securities held to maturity are stated at cost, adjusted for amortization of premium and accretion of discount.

Investment securities that fail to meet the ability and positive-intent criteria are accounted for as securities available for sale and stated at fair value, with unrealized gains and losses, net of income taxes, reported as a separate component of other comprehensive income until realized.

Trading account securities are carried at fair value. Realized and unrealized gains or losses on trading securities are included in noninterest income.

Gains or losses on the sale of securities are computed based on the adjusted cost of the specific security.

27	(Continued)

FNBH BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2003, 2002, and 2001

Management reviews for other-than-temporary impairments and records identified impairments, if any, as a component of noninterest income.

(c)	Loans

Loans are stated at their principal amount outstanding, net of an allowance for loan losses and unearned discount. Interest on loans is accrued daily based on the outstanding principal balance. Loan origination fees and certain direct loan origination costs are deferred and recognized over the lives of the related loans as an adjustment of the yield. Mortgage loans held for sale are carried at the lower of cost or market, determined on a net aggregate basis. Market is determined on the basis of delivery prices in the secondary mortgage market. When loans are sold, gains and losses are recognized based on the specific identification method.

The Bank originates mortgage loans for sale to the secondary market and sells the loans with servicing retained.

The total cost of mortgage loans originated with the intent to sell is allocated between the loan servicing right and the mortgage loan without servicing, based on their relative fair value at the date of origination. The capitalized cost of loan servicing rights is amortized in proportion to, and over the period of, estimated net future servicing revenue.

Mortgage servicing rights are periodically evaluated for impairment. For purposes of measuring impairment, mortgage servicing rights are stratified based on predominant risk characteristics of the underlying serviced loans. These risk characteristics include loan type, term, year originated, and note rate. Impairment represents the excess of cost of an individual mortgage servicing rights stratum over its fair value and is recognized through a valuation allowance.

Fair values for individual strata are based on quoted market prices for comparable transactions if available or estimated fair value. Estimates of fair value include assumptions about prepayment, default and interest rates, and other factors which are subject to change over time. Changes in these underlying assumptions could cause the fair value of mortgage servicing rights, and the related valuation allowance, to change significantly in the future.

(d)	Allowance for Loan Losses

The allowance for loan losses is based on management’s periodic evaluation of the loan portfolio and reflects an amount that, in management’s opinion, is adequate to absorb probable losses in the existing portfolio. In evaluating the portfolio, management takes into consideration numerous factors, including current economic conditions, prior loan loss experience, nonperforming loan levels, the composition of the loan portfolio, and management’s evaluation of the collectibility of specific loans, which includes analysis of the value of the underlying collateral. Although the Bank evaluates the adequacy of the allowance for loan losses based on information known to management at a given time, various regulatory agencies, as part of their normal examination process, may require future additions to the allowance for loan losses.

28	(Continued)

FNBH BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2003, 2002, and 2001

Impaired loans have been identified in accordance with provisions of Statement of Financial Accounting Standards (SFAS) No. 114. The Bank considers a loan to be impaired when it is probable that it will be unable to collect all or part of amounts due according to the contractual terms of the loan agreement. Impaired loans are measured based on the present value of expected cash flows discounted at the loan’s effective interest rate or, as a practical expedient, at a loan’s observable market price, or the fair value of the collateral if the loan is collateral dependent.

(e)	Nonperforming Assets

The Bank charges off all or part of loans when amounts are deemed to be uncollectible, although collection efforts may continue and future recoveries may occur.

Nonperforming assets are comprised of loans for which the accrual of interest has been discontinued, loans for which the terms have been renegotiated to less than market rates due to a serious weakening of the borrower’s financial condition, loans 90 days past due and still accruing, and other real estate, which has been acquired primarily through foreclosure and is awaiting disposition.

Loans are generally placed on a nonaccrual basis when principal or interest is past due 90 days or more and when, in the opinion of management, full collection of principal and interest is unlikely. At the time a loan is placed on nonaccrual status, interest previously accrued but not yet collected is charged against current income. Income on such loans is then recognized only to the extent that cash is received and where future collection of principal is probable.

Interest income on impaired loans is accrued based on the principal amounts outstanding. The accrual of interest is discontinued when an impaired loan becomes 90 days past due. The Bank utilized the “fair value of collateral” method to measure impairment, as virtually all of the loans considered to be impaired are commercial mortgage loans.

(f)	Real Estate

Other real estate owned at the time of foreclosure is recorded at the lower of the Bank’s cost of acquisition or the asset’s fair market value, net of disposal cost, which becomes the property’s new basis. Any write-downs at date of acquisition are charged to the allowance for loan losses. Expenses incurred in maintaining assets and subsequent write-downs to reflect declines in value are charged to other expense.

Real estate held for sale is recorded at the lower of carrying amount or estimated fair value less estimated disposal costs. Subsequent declines in estimated fair value and/or disposal costs are recorded as a component of noninterest expense.

(g)	Bank Premises and Equipment

Bank premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization, computed on the straight-line method, are charged to operations over the estimated useful lives of the assets.

29	(Continued)

FNBH BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2003, 2002, and 2001

(h)	Federal Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(i)	Stock-Based Compensation

At December 31, 2003 and 2002, the Bank has two stock-based compensation plans, which are described more fully in notes 16 and 17.

(j)	Statements of Cash Flows

For purposes of reporting cash flows, cash equivalents include amounts due from banks and federal funds sold and other short-term investments.

(k)	Comprehensive Income

SFAS No. 130, Reporting Comprehensive Income, established standards for the reporting and display of comprehensive income and its components (such as changes in unrealized gains and losses on securities available for sale) in a financial statement that is displayed with the same prominence as other financial statements. The Bank reports comprehensive income within the statement of stockholders’ equity. Comprehensive income includes net income and any changes in equity from nonowner sources that bypass the income statement.

(l)	Earnings Per Share

Earnings per share of common stock are based on the weighted average number of common shares outstanding during the year.

(m)	Stock Split

The Corporation issued a 2-for-1 stock split, payable as a dividend of one share for each share of its stock held of record July 1, 2002 paid July 10, 2002. The 2-for-1 split has been retroactively applied to all share and per-share information for 2001.

(o)	Reclassification

Certain reclassifications of 2002 and 2001 information have been made to conform to the current year presentation.

(2)	Certificates of Deposit

At December 31, 2003, the scheduled maturities of brokered certificates were:

Maturing in 2004	$1,553,000

$1,553,000

30	(Continued)

FNBH BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2003, 2002, and 2001

(3)	Investment and Mortgage-Backed Securities

A summary of the amortized cost and approximate fair value of investment and mortgage-backed securities at December 31, 2003 follows:

	Held to maturity		Available for sale
	Amortized cost	Approximate fair value	Amortized cost	Approximate fair value

U.S. Treasury and agency
securities $	--	--	21,985,556	22,151,003
Obligations of state and
political subdivisions	15,051,293	16,006,625	--	--
Corporate bonds	--	--	4,514,599	4,636,860

	15,051,293	16,006,625	26,500,155	26,787,863
Mortgage-backed securities	--	--	12,336,459	12,513,486

	$15,051,293	16,006,625	38,836,614	39,301,349

A summary of unrealized gains and losses on investment and mortgage-backed securities at December 31, 2003 follows:

	Held to maturity		Available for sale
	Gross unrealized gains	Gross unrealized losses	Gross unrealized gains	Gross unrealized losses

U.S. Treasury and agency
securities $	--	--	325,413	159,966
Obligations of state and
political subdivisions	957,246	1,914	--	--
Corporate bonds	--	--	122,261	--
Mortgage-backed securities	--	--	183,728	6,701

	$957,246	1,914	631,402	166,667

As of and for the year ended December 31, 2003, the Corporation had no other-than-temporary impairments. The securities held by the Corporation at December 31, 2003 with unrealized losses were all collateralized by the U.S. Government and its agencies. The unrealized loss has existed for less than 12 months and is caused by market interest rate movements.

31	(Continued)

FNBH BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2003, 2002, and 2001

The amortized cost and approximate fair value of investment and mortgage-backed securities at December 31, 2003, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Held to maturity		Available for sale
	Amortized cost	Approximate fair value	Amortized cost	Approximate fair value

Due in one year or less	$3,115,340	3,174,341	11,505,883	11,660,092
Due after one year through
five years	9,147,796	9,798,561	14,017,621	14,170,240
Due after five years through
ten years	2,788,157	3,033,723	976,650	957,531

	15,051,293	16,006,625	26,500,154	26,787,863
Mortgage-backed securities	--	--	12,336,459	12,513,486

	$15,051,293	16,006,625	38,836,613	39,301,349

A summary of the amortized cost and approximate fair value of investment and mortgage-backed securities at December 31, 2002 follows:

	Held to maturity		Available for sale
	Amortized cost	Approximate fair value	Amortized cost	Approximate fair value

U.S. Treasury and agency
securities $	--	--	11,489,812	12,031,911
Obligations of state and
political subdivisions	16,863,210	18,010,672	--	--
Corporate bonds	--	--	4,560,635	4,721,090

	16,863,210	18,010,672	16,050,447	16,753,001
Mortgage-backed securities	26,033	26,173	9,603,198	9,924,802

	$16,889,243	18,036,845	25,653,645	26,677,803

32	(Continued)

FNBH BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2003, 2002, and 2001

A summary of unrealized gains and losses on investment and mortgage-backed securities at December 31, 2002 follows:

	Held to maturity		Available for sale
	Gross unrealized gains	Gross unrealized losses	Gross unrealized gains	Gross unrealized losses

U.S. Treasury and agency
securities	$--	--	542,099	--
Obligations of state and
political subdivisions	1,148,157	695	--	--
Corporate bonds	--	--	160,455	--
Mortgage-backed securities	140	--	321,604	--

	$1,148,297	695	1,024,158	--

The amortized cost and approximate fair value of investment and mortgage-backed securities at December 31, 2002, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Held to maturity		Available for sale
	Amortized cost	Approximate fair value	Amortized cost	Approximate fair value

Due in one year or less	$1,398,117	1,414,819	1,503,448	1,547,791
Due after one year through
five years	10,147,958	10,853,259	14,546,999	15,205,210
Due after five years through
ten years	5,317,135	5,742,594	--	--

	16,863,210	18,010,672	16,050,447	16,753,001
Mortgage-backed securities	26,033	26,173	9,603,198	9,924,802

	$16,889,243	18,036,845	25,653,645	26,677,803

Proceeds on sale/calls of available-for-sale securities totaled approximately $3,500,000, $7,789,000, and $0 during 2003, 2002, and 2001, respectively; gross realized gains of $4,587, $38,000, and $0 and gross realized losses of $764, $6,000, and $0 were recorded as a result of sales of available-for-sale securities during 2003, 2002, and 2001.

33	(Continued)

FNBH BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2003, 2002, and 2001

The amortized cost and approximate fair value of investment securities of states (including all their political subdivisions) that individually exceeded 10% of stockholders’equity at December 31, 2003 and 2002 are as follows:

	2003		2002
	Amortized cost	Approximate fair value	Amortized cost	Approximate fair value

State of Michigan	$9,183,802	9,738,000	9,803,413	10,457,000

Investment securities, with an amortized cost of approximately $1,848,000 at December 31, 2003 and $1,803,000 at December 31, 2002, were pledged to secure public deposits and for other purposes as required or permitted by law.

The Bank owns stock in both the Federal Home Loan Bank of Indianapolis (FHLBI) and the Federal Reserve Bank (FRB). The Bank is required to hold stock in the FHLBI equal to 5% of the institution’s borrowing capacity with the FHLBI. The Bank’s investment in FHLBI stock amounted to $1,038,500 and $1,000,000 as of December 31, 2003 and 2002, respectively. The Bank’s investment in FRB stock, which totaled $44,250 at December 31, 2003 and 2002, respectively, is a requirement for the Bank’s membership in the Federal Reserve System.

(4)	Loans

Loans on nonaccrual amounted to $4,292,889, $3,288,000, and $2,636,000, at December 31, 2003, 2002, and 2001, respectively. If these loans had continued to accrue interest in accordance with their original terms, approximately $320,000, $181,000, and $220,000 of interest income would have been recognized in 2003, 2002, and 2001, respectively. The Bank had no troubled-debt restructured loans at December 31, 2003 and 2002.

Details of past-due and nonperforming loans follow:

	90 days past due and still accruing		Nonaccrual
	2003	2002	2003	2002

Commercial and mortgage
loans secured by real estate	$--	763,000	4,253,075	2,931,000
Consumer loans	--	3,000	24,882	70,000
Commercial and other loans	--	43,000	14,932	287,000

	$--	809,000	4,292,889	3,288,000

Impaired loans totaled $9.6 million, $9.3 million, and $8.7 million at December 31, 2003, 2002, and 2001, respectively. Specific reserves relating to these loans were $1.6 million, $2.0 million, and $1.6 million at December 31, 2003, 2002, and 2001, respectively. These reserves were calculated in accordance with SFAS No. 114.

34	(Continued)

FNBH BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2003, 2002, and 2001

Cash receipts received and recognized as income on impaired loans approximated $308,000, $409,000, and $550,000 for the years ended December 31, 2003, 2002, and 2001, respectively. Average impaired loans for the years ended December 31, 2003, 2002, and 2001 were approximately $9.6 million, $8.8 million, and $6.8 million, respectively.

Loans serviced for others were approximately $59.4 million, $64.5 million, and $58.3 million at December 31, 2003, 2002, and 2001, respectively.

The Bank capitalized $140,000, $171,000, and $92,000 in mortgage servicing rights and incurred approximately $94,000, $70,000, and $52,000 in related amortization expense during 2003, 2002, and 2001, respectively. At December 31, 2003 and 2002, these mortgage servicing rights had a gross book value of $380,000 and $335,000 and fair value of approximately $375,000 and $350,000, respectively. The weighted average amortization period for mortgage servicing rights capitalized in 2003 is approximately 10 years. Mortgage loans with mortgage servicing rights capitalized totaled approximately $43.2 million at December 31, 2003 and $43.7 million at December 31, 2002. The valuation allowance for capitalized mortgage servicing rights was $137,000 at December 31, 2003, and no valuation allowance was considered necessary as of December 31, 2002.

Estimated aggregate amortization expense relating to the Bank’s mortgage servicing rights as of December 31, 2003 is as follows:

Year
2004	$90,000
2005	72,000
2006	56,000
2007	46,000
2008	38,000
2009 and thereafter	78,000

$380,000

Included in real estate loans at December 31, 2003 and 2002 were approximately $0 and $728,000, respectively, of fixed-rate mortgage loans held for sale. The Bank enters into forward commitments to sell these loans into the secondary market prior to origination. Additionally, the Bank had 45-day forward commitments to sell mortgages as of December 31, 2003, which had not yet been funded. These commitments approximated $200,000.

35	(Continued)

FNBH BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2003, 2002, and 2001

(5)	Allowance for Loan Losses

The following represents a summary of the activity in the allowance for loan losses for the years ended December 31, 2003, 2002, and 2001:

	2003	2002

Balance at beginning of year	$5,794,399	5,667,906
Provision charged to operations	1,270,000	625,000
Loans charged off	(1,282,563)	(767,302)
Recoveries of loans charged off	176,539	268,795

Balance at end of year	$5,958,375	5,794,399

(6)	Bank Premises and Equipment

A summary of bank premises and equipment, and related accumulated depreciation and amortization, at December 31, 2003 and 2002 follows:

	2003	2002

Land and land improvements	$3,041,082	2,642,691
Bank premises	10,008,044	8,675,995
Furniture and equipment	6,263,188	5,623,251

	19,312,314	16,941,937
Less accumulated depreciation and amortization	(7,401,915)	(6,685,109)

	$11,910,399	10,256,828

(7)	Land Held for Sale

In 1997, the Bank purchased an option for $900,000 and, in 1998, exercised that option for approximately $3 million for a tract of land. Subsequent improvements to the land were made amounting to approximately $200,000.

During 1998, the Bank allocated approximately $800,000 of the carrying value of the property to land for a branch site. During 2000, one parcel of the property was sold. The remaining property is held for sale.

The Bank also reduced the carrying cost of the land held for sale by approximately $130,000, $0, and $0, during 2003, 2002, and 2001, respectively, to provide for estimated disposal costs and/or decline in estimated market value. This charge was included as a component of noninterest expense.

(8)	Other Real Estate Owned

At December 31, 2003, the Bank owned two foreclosed properties with a lower of cost or market value of $65,000. Costs to maintain the properties are included as a component of noninterest expense. A gain or loss will be recognized upon the sale of the properties, which will be included as a component of noninterest income or expense.

36	(Continued)

FNBH BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2003, 2002, and 2001

In February 2002, the Bank foreclosed on real estate containing partially completed condominiums, which the Bank held as collateral for a $1.4 million commercial loan. At the time of foreclosure, approximately $100,000 was charged off against the allowance for loan losses to bring the property to its estimated fair market value less estimated disposal costs. During 2003 and 2002, the collateral was completely sold, and a gain of $23,000 was included as a component of noninterest income in 2003.

(9)	Time Certificates of Deposit

At December 31, 2003, the scheduled maturities of time deposits with a remaining term of more than one year were:

Year of maturity:
2005	$27,689,309
2006	2,952,074
2007	8,728,454
2008	3,061,853
2009 and thereafter	436,972

$42,868,662

Included in time deposits are certificates of deposit in amounts of $100,000 or more. These certificates and their remaining maturities at December 31, 2003, 2002, and 2001 are as follows:

	2003	2002	2001

Three months or less	$16,246,970	10,445,148	21,009,465
Three through six months	9,652,578	3,361,174	14,435,441
Six through twelve months	16,862,463	3,499,887	5,355,211
Over twelve months	11,349,341	26,646,664	3,907,542

	$54,111,352	43,952,873	44,707,659

Interest expense attributable to the above deposits amounted to approximately $1,472,000, $1,436,000, and $2,209,000 in 2003, 2002, and 2001, respectively.

37	(Continued)

FNBH BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2003, 2002, and 2001

(10)	Other Borrowings

The Bank has a borrowing capacity of approximately $32,100,000 with the FHLBI and had advances outstanding of approximately $5,328,000 and $5,569,000 at December 31, 2003 and 2002, respectively. Variable- or fixed-rate advances are available with terms ranging from one day to 10 years. An outstanding advance requires 125% collateral coverage by one-to-four family whole-mortgage loans. A summary of outstanding advances at December 31, 2003 follows:

Maturity	Weighted average interest rate	Amount

Fixed rate:
Within one year	7.29%	$260,872
Two years	7.18%	3,281,742
Three years	7.29%	304,281
Four years	7.29%	328,623
Five years	7.29%	354,913
Thereafter	7.29%	797,277

		$5,327,708

(11)	Deferred Gain on the Sale of Real Estate

In December 2003, the Bank sold a piece of real estate previously classified as facilities held for sale on the balance sheet and provided financing to the buyer. In accordance with SFAS No. 66, Accounting for Sales of Real Estate, the Bank deferred the gain of $299,000 on the sale under the installment method. This liability is included in other liabilities as of December 31, 2003.

(12)	Federal Income Taxes

Federal income tax expense (benefit) consists of:

	2003	2002	2001

Current	$2,673,034	2,629,950	2,262,700
Deferred	(118,597)	(1,300)	(89,400)

	$2,554,437	2,628,650	2,173,300

38	(Continued)

FNBH BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2003, 2002, and 2001

Federal income tax expense differed from the amounts computed by applying the U.S. Federal income tax rate of 34% to pretax income as a result of the following:

	2003	2002	2001

Computed "expected" tax expense	$2,871,414	3,037,043	2,513,600
Increase (reduction) in tax resulting from:
Tax-exempt interest and dividends, net	(336,850)	(367,786)	(380,800)
Other, net	19,873	(40,607)	40,500

	$2,554,437	2,628,650	2,173,300

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2003 and 2002 are presented below:

	2003	2002

Deferred tax assets:
Allowance for loan losses	$1,872,201	1,816,449
Other	717,818	581,605

Total gross deferred tax assets	2,590,019	2,398,054
Deferred tax liabilities:
Deferred loan fees	121,608	139,424
Unrealized gain on securities available for sale	158,200	348,200
Other	306,114	214,930

Total gross deferred tax liabilities	585,922	702,554

Net deferred tax asset	$2,004,097	1,695,500

The deferred tax assets are subject to certain asset realization tests. Management believes no valuation allowance is required at December 31, 2003, due to the combination of potential recovery of tax previously paid and the reversal of certain deductible temporary differences.

(13)	Related Party Transactions

Certain directors and executive officers, including their immediate families and companies in which they are principal owners, were loan customers of the Bank during 2003 and 2002. Such loans were made in the ordinary course of business, in accordance with the Bank’s normal lending policies, including the interest rate charged and collateralization, and do not represent more than a normal credit risk.

39	(Continued)

FNBH BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2003, 2002, and 2001

Loans to related parties are summarized below for the periods indicated:

	2003	2002

Balance at beginning of year	$4,410,000	4,658,000

New loans and related parties	166,000	247,000
Loan repayments	(349,900)	(495,000)

Balance at end of year	$4,226,100	4,410,000

(14)	Leases

The Bank has a noncancelable operating lease that provides for renewal options.

Future minimum lease payments under the noncancelable lease as of December 31, 2003 are as follows:

Year ending December 31:
2004	$46,660
2005	46,660
2006	46,660
2007	34,995

$174,975

Rental expense charged to operations in 2003, 2002, and 2001 amounted to approximately $60,000, $47,000, and $40,000, respectively, including amounts paid under short-term, cancelable leases.

(15)	Pension Plan

The Bank sponsors a defined contribution money purchase thrift plan covering all employees 21 years of age or older who have completed one year of service as defined in the plan agreement. Contributions are equal to 5% of total employee earnings plus 50% of employee contributions (limited to 10% of their earnings) or the maximum amount permitted by the Internal Revenue Code. The pension plan expense of the Bank for 2003, 2002, and 2001 was approximately $344,000, $247,000, and $302,000, respectively.

(16)	Long Term Incentive Plan

The Corporation maintains a Long Term Incentive Plan under which stock options and restricted stock may be granted to employees. To date, no stock options have been granted under the plan. Restricted stock was awarded to key employees, beginning in 1998, providing for the immediate award of the Corporation’s stock, subject to a vesting period, which takes place over five years. The awards are recorded at fair market value and amortized into salary expense over the vesting period. Compensation costs related to restricted stock awards included in salary expense in 2003, 2002, and 2001 amounted to $134,767, $93,660, and $70,793, respectively.

40	(Continued)

FNBH BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2003, 2002, and 2001

(17)	Directors’ Stock Fee Plan

Each director of the Corporation who is not an officer or employee of any subsidiary of the Corporation is eligible to participate in the Compensation Plan for Nonemployee Directors. The plan fees consist of both a fixed and variable component. The fixed component equals the per-meeting fee paid for attendance at board meetings of both the Bank and the Corporation and any committees of their respective boards. The variable component of the plan, which was added in 2002, is equal to the total fixed fees paid to a specific director for services performed the preceding calendar year, multiplied by the percentage of base compensation payable to officers of the Bank for the preceding calendar year under the Bank’s Profit Sharing Plan. Expenses related to both fixed and variable fees are recorded as noninterest expense in the year incurred regardless of payment method. Compensation costs related to both fixed and variable stock directors’ fees included in noninterest expense in 2003, 2002, and 2001 amounted to $80,584, $101,667, and $59,817, respectively.

Fixed directors’ fees may be paid in cash, to a current stock purchase account, to a deferred cash investment account, or to a deferred stock account according to each eligible director’s payment election. Current stock is issued quarterly based on the fair market value of the stock for the preceding quarter. When deferred stock is elected, payments are credited to a deferred stock account for each participating director, and stock units are computed quarterly based on the fair market value of the stock for the preceding quarter. When dividends are declared, they are computed based on the stock units available in each director’s deferred account and are reinvested in stock units. The units will be converted to shares and will be issued to participating directors upon retirement. As of December 31, 2003, there were approximately 14,300 shares earned and available for distribution in the fixed-fee deferred stock accounts.

Variable directors’ fees may be paid to a current stock purchase account or to a deferred stock account. Current stock is issued based on the average fair market value of the stock for the preceding quarter. Deferred stock units are computed for directors electing to use a deferred stock account, and dividends were reinvested throughout the year as declared. As of December 31, 2003, there were approximately 2,300 shares earned and available for distribution in the variable-fee deferred stock accounts.

(18)	Employees’Stock Purchase Plan

The Employees’ Stock Purchase Plan allows eligible employees to purchase shares of common stock, no par value, of FNBH Bancorp, Inc. at a price less than market price under Section 423 of the Internal Revenue Code of 1986 as amended. Eligible employees must have been continuously employed for one year, must work at least 20 hours per week, and must work at least five months in a calendar year. The purchase price for each share of stock is 85% of fair market value of a share of stock on the purchase date.

(19)	Financial Instruments with Off-Balance-Sheet Risk

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments are loan commitments to extend credit and letters of credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amounts recognized in the consolidated balance sheets.

The Bank’s exposure to credit loss in the event of the nonperformance by the other party to the financial instruments for loan commitments to extend credit and letters of credit is represented by the contractual amounts of these instruments. The Bank uses the same credit policies in making credit commitments as it does for on-balance-sheet loans.

41	(Continued)

FNBH BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2003, 2002, and 2001

Financial instruments whose contract amounts represent credit risk at December 31, 2003 and 2002 are as follows:

	2003	2002

Consumer	$13,743,000	14,145,000
Commercial construction	11,055,000	10,523,000
Commercial	34,617,000	43,810,000

Total credit commitments	$59,415,000	68,478,000

Loan commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation of the counterparty. Collateral held varies but may include accounts receivable; inventory; property, plant, and equipment; residential real estate; and income-producing commercial properties. Market risk may arise if interest rates move adversely subsequent to the extension of commitments.

As of December 31, 2003 and 2002, the Bank has outstanding irrevocable standby letters of credit, which carry a maximum potential commitment of approximately $2,551,000 and $3,077,000, respectively. These letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The majority of these letters of credit are short-term guarantees of one year or less, although some have maturities which extend as long as two years. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The Bank primarily holds real estate as collateral supporting those commitments for which collateral is deemed necessary. The extent of collateral held on those commitments at December 31, 2003 and 2002, where there is collateral, is in excess of the committed amount. A letter of credit is not recorded on the balance sheet until a customer fails to perform.

(20)	Capital

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct, material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital classification is also subject to qualitative judgments by regulators with regard to components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and Tier 1 capital (as defined) to average assets (as defined).

42	(Continued)

FNBH BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2003, 2002, and 2001

The most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution’s category.

The Bank’s actual capital amounts and ratios are also presented in the following table as of December 31, 2003 and 2002:

	Actual		For capital adequacy purposes		To be well capitalized under prompt corrective action provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of December 31, 2003:
Total capital (to risk-
weighted assets)	$43,054,000	11.68%	$29,483,000	>=8%	$36,854,000	>=10%
Tier 1 capital (to risk-
weighted assets)	38,447,000	10.43%	14,742,000	>=4%	22,113,000	>=6%
Tier 1 capital (to
average assets)	38,447,000	8.95%	17,187,000	>=4%	21,483,000	>=5%

As of December 31, 2002:
Total capital (to risk-
weighted assets)	38,838,000	11.08%	28,038,000	>=8%	35,048,000	>=10%
Tier 1 capital (to risk-
weighted assets)	34,457,000	9.83%	14,019,000	>=4%	21,029,000	>=6%
Tier 1 capital (to
average assets)	34,457,000	8.47%	16,273,000	>=4%	20,341,000	>=5%

(21)	Net Income Per Common Share

Basic net income per common share is computed by dividing net income applicable to common stock by the weighted average number of shares of common stock outstanding during the period. Diluted net income per common share is computed by dividing net income applicable to common stock by the weighted average number of shares and potential common stock, such as stock options outstanding during the period, of which there were none.

	Year ended December 31
	2003	2002	2001

Basic:
Average shares outstanding	3,162,836	3,152,739	3,141,118

Net income	$5,890,897	6,303,831	5,219,612

Net income applicable to common stock	5,890,897	6,303,831	5,219,612

Basic and diluted net income per share	1.86	2.00	1.66

43	(Continued)

FNBH BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2003, 2002, and 2001

(22)	Contingent Liabilities

The Bank is subject to various claims and legal proceedings arising out of the normal course of business, none of which, in the opinion of management, based on the advice of legal counsel, is expected to have a material effect on the Bank’s financial position or results of operations.

(23)	Fair Value of Financial Instruments

SFAS No. 107, Disclosures About Fair Value of Financial Instruments, requires disclosure of fair-value information about financial instruments for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair-value estimates cannot be substantiated by comparison to independent markets and, in many cases, cannot be realized in immediate settlement of the instrument.

Fair-value methods and assumptions for the Bank’s financial instruments are as follows:

Cash and cash equivalents – The carrying amounts reported in the consolidated balance sheet for cash federal funds and short-term investments sold reasonably approximate those assets’ fair values.

Certificates of deposit – The carrying amounts reported in the consolidated balance sheet for certificates of deposit reasonably approximate those assets’ fair values.

Investment and mortgage-backed securities – Fair values for investment and mortgage-backed securities are based on quoted market prices.

FHLBI and FRB stock – The carrying amounts reported in the consolidated balance sheet for FHLBI and FRB stock reasonably approximate those assets’ fair values.

Loans – For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are generally based on carrying values. The fair value of fixed-rate loans is estimated by discounting future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

Other borrowings – The fair value of other borrowings is estimated based on quoted market prices.

Accrued interest income – The carrying amount of accrued interest income is a reasonable estimate of fair value.

Deposit liabilities – The fair value of deposits with no stated maturity, such as demand deposit, savings, NOW, and money market accounts, is equal to the amount payable on demand. The fair value of certificates of deposit is estimated using rates currently offered for deposits with similar remaining maturities.

Accrued interest payable – The carrying amount of accrued interest payable is a reasonable estimate of fair value.

Off-balance-sheet instruments – The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of commitments to extend credit, including letters of credit, is estimated to approximate their aggregate book balance.

44	(Continued)

FNBH BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2003, 2002, and 2001

The estimated fair values of the Bank’s financial instruments are as follows:

	2003		2003
	Carrying value	Fair value	Carrying value	Fair value

Financial assets:
Cash and cash equivalents	$32,883,000	32,900,000	33,038,000	33,000,000
Certificates of deposit	1,553,000	1,600,000	3,880,000	3,900,000
Investment and mortgage-backed securities	54,352,000	55,300,000	43,567,000	44,700,000
FHLBI and FRB stock	1,083,000	1,100,000	1,044,000	1,000,000
Loans, net	341,127,000	344,300,000	321,323,000	327,400,000
Accrued interest income	1,240,000	1,200,000	1,985,000	2,000,000

Financial liabilities:
Deposits:
Demand	69,234,000	69,200,000	62,232,000	62,200,000
NOW	46,057,000	46,100,000	41,423,000	41,400,000
Savings and money market accounts	140,640,000	140,600,000	138,962,000	139,000,000
Time	137,175,000	139,000,000	131,455,000	134,200,000
Brokered certificates	5,968,000	6,000,000	--	--
Other borrowings	5,328,000	5,800,000	5,569,000	6,200,000
Accrued interest	609,000	600,000	611,000	600,000

Limitations

Fair-value estimates are made at a specific point in time based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discounts that could result from offering for sale at one time the Corporation’s entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Corporation’s financial instruments, fair-value estimates are based on judgments regarding future loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment, and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

(24)	Dividend Restrictions

On a parent company-only basis, the Corporation’s only source of funds is dividends paid by the Bank. The ability of the Bank to pay dividends is subject to limitations under various laws and regulations and to prudent and sound banking principles. The Bank may declare a dividend without the approval of the Office of Comptroller of the Currency (OCC) unless the total dividend in a calendar year exceeds the total of its net profits for the year combined with its retained profits of the two preceding years. Under these provisions, approximately $12.1 million was available for dividends on December 31, 2003 without the approval of the OCC.

45	(Continued)

FNBH BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2003, 2002, and 2001

(25)	Condensed Financial Information – Parent Company Only

The condensed balance sheets at December 31, 2003 and 2002, and the condensed statements of income and cash flows for the years ended December 31, 2003, 2002, and 2001, of FNBH Bancorp, Inc. follow:

Condensed Balance Sheets

	2003	2002

Assets:
Cash	$77,379	33,096
Investment in subsidiaries:
First National Bank in Howell	37,948,788	34,332,709
H.B. Realty Co.	2,171,163	2,168,853
FNBH Mortgage Company, LLC	805,000	800,000
Other assets	257,851	266,156

	$41,260,181	37,600,814

Liabilities and stockholders' equity:
Other liabilities	$24,700	21,200
Stockholders' equity	41,235,481	37,579,614

Total liabilities and stockholders' equity	$41,260,181	37,600,814

Condensed Statements of Income

	Year ended December 31
	2003	2002	2001

Operating income:
Dividends from subsidiaries	$2,014,688	1,813,875	1,920,050

Total operating income	2,014,688	1,813,875	1,920,050

Operating expenses:
Administrative and other expenses	46,602	46,944	33,084

Total operating expenses	46,602	46,944	33,084

Income before equity in undistributed net income
of subsidiaries	1,968,086	1,766,931	1,886,966
Equity in undistributed net income of subsidiaries	3,922,811	4,536,900	3,332,646

Net income	$5,890,897	6,303,831	5,219,612

46	(Continued)

FNBH BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2003, 2002, and 2001

Condensed Statements of Cash Flows

	Year ended December 31
	2003	2002	2001

Net income	$5,890,897	6,303,831	5,219,612
Adjustments to reconcile net income to
net cash from operating activities:
Decrease (increase) in other assets	8,305	16,361	(166,799)
Increase in other liabilities	3,500	4,700	3,750
Change in long term incentive plan	24,630	(16,139)	(47,955)
Equity in undistributed net income of subsidiaries	(3,922,811)	(4,536,900)	(3,332,646)

Total adjustments	(3,886,376)	(4,531,978)	(3,543,650)

Net cash provided by operating activities	2,004,521	1,771,853	1,675,962

Cash flow from investing activities:
Investments in and advancements to subsidiary, net	(70,000)	(3,500)	(18,000)

Net cash used in investing activities	(70,000)	(3,500)	(18,000)

Cash flow from financing activities:
Dividends paid	(2,151,047)	(1,979,197)	(1,885,555)
Common stock issued	260,809	218,319	221,294

Net cash used in financing activities	(1,890,238)	(1,760,878)	(1,664,261)

Net increase (decrease) in cash	44,283	7,475	(6,299)

Cash at beginning of year	33,096	25,621	31,920

Cash at end of year	$77,379	33,096	25,621

47	(Continued)

FNBH BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2003, 2002, and 2001

(26)	Quarterly Financial Data – Unaudited

The following table presents summarized quarterly data for each of the two years ended December 31:

	Quarters ended in 2003
	March 31	June 30	September 30	December 31

Selected operations data:
Interest income	$6,218,947	6,181,657	6,255,806	6,199,752
Net interest income	4,497,121	4,630,089	4,786,999	4,775,099
Provision for loan losses	325,000	275,000	200,000	470,000
Income before income taxes	1,891,174	1,908,863	2,713,429	1,931,868
Net income	1,317,649	1,327,413	1,871,729	1,374,106
Basic and diluted net income
per share	0.42	0.42	0.59	0.43
Cash dividends per share	0.17	0.17	0.17	0.17

	Quarters ended in 2002
	March 31	June 30	September 30	December 31

Selected operations data:
Interest income	$6,397,381	6,518,594	6,433,960	6,379,732
Net interest income	4,264,102	4,493,223	4,449,512	4,505,587
Provision for loan losses	--	--	325,000	300,000
Income before income taxes	2,259,352	2,298,231	2,199,421	2,175,477
Net income	1,575,552	1,589,131	1,537,321	1,601,827
Basic and diluted net income
per share	0.50	0.50	0.49	0.51
Cash dividends per share	0.13	0.16	0.17	0.17

(27)	Impact of New Accounting Standards

In April 2002, the Financial Accounting Standards Board (FASB) issued SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. SFAS No. 145 rescinds FASB Statement No. 4, Reporting Gains and Losses from Extinguishment of Debt, and FASB Statement No. 64, Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements. This Statement also rescinds FASB Statement No. 44, Accounting for Intangible Assets of Motor Carriers, and amends FASB Statement No. 13, Accounting for Leases, to eliminate an inconsistency between the required accounting for sale-leaseback transactions and for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. This Statement also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. SFAS No. 145 is effective for fiscal years beginning after May 15, 2002, with early adoption of the provisions related to the rescission of FASB Statement No. 4 encouraged. Upon adoption, enterprises must reclassify prior-period items that do not meet the extraordinary-item classification criteria in Accounting Principles Bulletin (APB) 30. Adoption of this Statement did not have a significant impact on the Bank’s results of operations or financial condition.

48	(Continued)

FNBH BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2003, 2002, and 2001

In July 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS No. 146 nullifies Emerging Issues Task Force Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring) (EITF 94-3). The principal difference between SFAS No. 146 and EITF 94-3 relates to their requirements for recognition of a liability for a cost associated with an exit or disposal activity. This Statement requires that a liability for a cost associated with an exit or disposal activity be recognized and measured initially at fair value only when the liability is incurred. Under EITF 94-3, the liability was recognized at the date of an entity’s commitment to an exit plan. SFAS No. 146 is effective for exit or disposal activities (including restructuring) that are initiated after December 31, 2002, with early adoption encouraged. Adoption of this Statement did not have a significant impact on the Bank’s results of operations or financial condition.

On December 31, 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure, which amends SFAS No. 123, Accounting for Stock-Based Compensation. SFAS No. 148 amends the disclosure requirements in SFAS No. 123 for stock-based compensation for annual periods ending after December 15, 2002 and for interim periods beginning after December 15, 2002. These disclosure requirements apply to all companies, including those that continue to recognize stock-based compensation under APB Opinion No. 25, Accounting for Stock Issued to Employees. Effective for financial statements for fiscal years ending after December 15, 2002, SFAS No. 148 also provides three alternative transition methods for companies that choose to adopt the fair-value measurement provisions of SFAS No. 123. Earlier application of those transition methods is permitted for entities with a fiscal year ending prior to December 15, 2002 provided that financial statements for the 2002 fiscal year have not been issued as of December 31, 2002. Adoption of this Statement did not have a significant impact on the Bank’s results of operations or financial condition.

In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. SFAS No. 149 amends FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, to clarify the definition of a derivative and expand the nature of exemptions from FASB Statement No. 133. This Statement also clarifies the application of hedge accounting when using certain instruments and the application of paragraph 13 of FASB Statement No. 133 to embedded derivative instruments in which the underlying is an interest rate. Finally, the Statement modifies the cash flow presentation of derivative instruments that contain financing elements. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003, with early adoption encouraged. Adoption of this Statement did not have a significant impact on the Bank’s results of operations or financial condition.

49	(Continued)

FNBH BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2003, 2002, and 2001

In May 2003, the FASB issued SFAS No. 150 Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. Statement No. 150 applies to three categories of freestanding financial instruments: mandatorily redeemable instruments, instruments with repurchase obligations, and instruments with obligations to issue a variable number of shares. Instruments within the scope of SFAS No. 150 must be classified as liabilities in the statement of financial position. SFAS No. 150 was effective for all freestanding financial instruments entered into or modified after May 31, 2003 and was otherwise effective at the beginning of the first interim period beginning after June 15, 2003. On October 29, 2003, the FASB voted to defer, for an indefinite period, the application of the guidance in SFAS No. 150 to noncontrolling interests that are classified as equity in the financial statements of a subsidiary but would be classified as a liability on the parent’s financial statements. The adoption of the sections of this Statement that have not been deferred did not have a significant impact on the Bank’s results of operations or financial condition. The section noted above that has been deferred indefinitely is not expected to have a significant impact on the Bank’s financial condition or results of operations.

In November 2002, the FASB issued Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (Interpretation), which addresses the disclosure to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees. The initial recognition and initial measurement provisions of this Interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, regardless of the guarantor’s fiscal year-end. The guarantor may not revise or restate its previous accounting for guarantees issued before the date of the Interpretation’s initial application to reflect the effect of the recognition and measurement provisions of the Interpretation. The disclosure requirements in this Interpretation are effective for financial statements of interim or annual periods ending after December 15, 2002. Adoption of the measurement requirements of this Interpretation did not have a significant impact on the Bank’s results of operations or financial condition.

Management's Discussion and Analysis of Financial Condition
and Results of Operations

        This discussion provides information about the consolidated financial condition and results of operations of FNBH Bancorp, Inc. (“Company”) and its subsidiaries, First National Bank in Howell (“Bank”) and HB Realty Co., and should be read in conjunction with the Consolidated Financial Statements.

FINANCIAL CONDITION

        At year end 2003 total assets were $449,818,000 representing a 6.9% increase from the prior year when assets were $420,686,000. Investment securities increased $10.8 million (24.3%) to $55,435,000 while gross loans increased $20.1 million (6.1%) to $348,017,000. Deposits increased $25.0 million (6.7%) to $399,073,000. Stockholders’ equity increased $3.7 million (9.7%) to $41,235,000.

Securities

        During 2003, securities increased as funds made available through the maturity of certificates of deposit purchased in the prior years of $2,327,000, decreased short term investments of $2,801,000, and the issuance of brokered certificates of deposit of $5,968,000 in 2003 were used to purchase additional agency securities. At year end the Company had $16,848,000 in short term investments, a 14.3% decrease from the $19,649,000 reported the previous year. Although this left the Company quite liquid at year end, approximately $25,000,000 in deposits came in the last month of the year and approximately $9,000,000 were withdrawn by January 31, 2004.

        The following table shows the percentage makeup of the securities portfolio as of December 31:

	2003	2002

U.S. Treasury & agency securities	39.9%	27.0%
Agency mortgage backed securities	22.6%	22.3%
Tax exempt obligations of states and political subdivisions	27.1%	37.8%
Corporate bonds	8.4%	10.6%
Other	2.0%	2.3%

Total securities	100.0%	100.0%

Loans

        The loan personnel of the Bank are committed to making quality loans that produce a good rate of return for the Bank and also serve the community by providing funds for home purchases, business purposes, and consumer needs. The overall loan portfolio grew $20,100,000 (6.1%) in 2003.

        As a full service lender, the Bank offers a variety of home mortgage loan products. The Bank makes, and subsequently sells fixed rate long-term mortgages, which conform to secondary market standards. This practice allows the Bank to meet the housing credit needs of its service area, while at the same time maintaining loan to deposit ratios and interest sensitivity and liquidity positions within Bank policy. The Bank retains servicing on sold mortgages thereby furthering the customer relationship and adding to servicing income. During 2003 the Bank sold $23,200,000 in residential mortgages. As the refinancing market slowed the Bank sold $900,000 less in mortgages in 2003 than in 2002 and expects to have even fewer sales in 2004.

        The Bank has also been able to service customers with loan needs which do not conform to secondary market requirements by offering variable rate products which are retained in the mortgage portfolio. While not meeting secondary market requirements, these nonconforming mortgages do meet bank loan guidelines and have a good payment record. During 2003 the Bank made approximately $12,389,000 in variable rate mortgage loans which it retained in the mortgage portfolio.

        The Bank continued to experience reasonable loan demand throughout 2003. Growth in Livingston County resulted in a need for financing commercial projects including the development of residential housing. Commercial loans ended the year at $278,638,000, a 5.9% increase for the year. Additionally, the Bank originated $2,700,000 in commercial loans which it sold in part or total to other banks due to legal lending limits. Consumer loans increased $1,336,000, or about 4.0%, from the preceding year.

        The following table reflects the makeup of the commercial and consumer loans in the Consolidated Financial Statements. Included in the residential first mortgage totals below are the “real estate mortgage” loans listed in the Consolidated Financial Statements and other loans to customers who pledge their homes as collateral for their borrowings. A portion of the loans listed in residential first mortgages represent commercial loans where the borrower has pledged his/her residence as collateral. In the majority of the loans to commercial customers, the Bank is relying on the borrower’s cash flow to service the loans. “Commercial” real estate loans include $161,908,000 in loans secured by commercial property, with the remaining $3,556,000 secured by multi-family units. The most significant loan growth was in commercial loans secured by business property which increased $11,744,000, 7.6% compared to the prior year and in residential first mortgage loans which increased $9,643,000, 25.9% compared to the prior year. The most significant decrease was in commercial loans not secured by real estate which decreased $9,329,000, 21.6% compared to the prior year. The shift from commercial loans not secured by real estate to commercial loans secured by real estate results from the continued growth of real estate development in Livingston County.

        The following table shows the balance and percentage makeup of loans as of December 31:

	(dollars in thousands)
	2003		2002
	Balances	Percentage	Balances	Percentage

Secured by real estate:
Residential first mortgage	$46,845	13.5%	$37,202	11.3%
Residential home equity/other junior liens	13,999	4.0%	11,184	3.4%
Construction and land development	54,554	15.7%	49,516	15.1%
Commercial	165,464	47.5%	153,720	46.9%
Consumer	25,842	7.4%	25,261	7.7%
Commercial	33,947	9.8%	43,276	13.2%
Other, primarily to political subdivisions	7,366	2.1%	7,801	2.4%

Total Loans (Gross)	$348,017	100.0%	$327,960	100.0%

        The Bank’s loan personnel have endeavored to make high quality loans using well established policies and procedures and a thorough loan review process. Loans to a borrower with aggregate indebtedness in excess of $500,000 are approved by a committee of the Board or the Board. The Bank has hired an independent contractor to review the quality of the loan portfolio on a regular basis. The quality of the loan portfolio is illustrated in the table below for December 31:

	(dollars in thousands)
	2003	2002	2001

Nonperforming Loans:
Nonaccrual loans	$4,293	$3,288	$2,636
Loans past due 90 days and still accruing	0	809	361

Total nonperforming loans	4,293	4,097	2,997
Other real estate	65	738	0

Total nonperforming assets	$4,358	$4,835	$2,997

Nonperforming loans as a percent of total loans	1.24%	1.25%	1.04%
Loan loss reserve as a percent of nonperforming loans	139%	141%	189%

        Nonperforming assets are comprised of loans for which the accrual of interest has been discontinued, accruing loans 90 days or more past due in payments, and other real estate which has been acquired primarily through foreclosure and is waiting disposition. Loans are generally placed on a nonaccrual basis when principal or interest is past due 90 days or more and when, in the opinion of management, full collection of principal and interest is unlikely.

        Impaired loans totaled $9,600,000 at December 31, 2003, compared to $9,300,000 at the prior year end, and $8,700,000 at December 31, 2001. Included in impaired loans are nonperforming loans from the above table, except for homogenous residential mortgage and consumer loans, and an additional $5,500,000 of commercial loans separately identified as impaired. Nonperforming loans are reviewed regularly for collectability. Any uncollectable balances are promptly charged off.

        During 2003 the Bank charged off loans totaling $1,283,000 and recovered $177,000 for a net charge off amount of $1,106,000. Charged off loans included $439,000 of charge offs on two loans in the fourth quarter of 2003. In the previous year, the Bank had net charge offs totaling $499,000 and $425,000 in 2001.

        The allowance for loan losses totaled $5,958,000 at year end which was 1.71% of total loans, compared to $5,794,000 (1.77%) in 2002, and $5,668,000 (1.97%) in 2001. The adequacy of the allowance for loan losses is determined by management's assessment of the composition of the loan portfolio, an evaluation of specific credits, and an analysis of the following environmental factors: delinquency trends, delinquency levels, loss trends, concentrations of credit, economic trends, loan growth, and management changes. Management continues to refine its techniques in this analysis. Economic factors considered in arriving at the loan loss reserve adequacy as of December 31, 2003 included low levels of consumer confidence, historically low interest rates, increased bankruptcies and the unemployment rate. When all environmental factors were considered, management determined that the $1,270,000 provision and resulting $5,958,000 allowance was appropriate. Although management evaluates the adequacy of the allowance for loan losses based on information known at a given time, as facts and circumstances change the provision and resulting allowance may also change.

        The following table shows changes in the loan loss reserve for the years ended December 31:

	(dollars in thousands)
	2003	2002	2001

Balance at beginning of the year	$5,794	$5,668	$5,193
Additions (deduction):
Loans charged off	(1,283)	(767)	(517)
Recoveries of loans previously charged off	177	268	92
Provision charged to operations	1,270	625	900

Balance at end of the year	$5,958	$5,794	$5,668

Allowance for loan losses to loans outstanding	1.72%	1.77%	1.97%

Deposits

        Deposit balances of $399,073,000 at December 31, 2003 were approximately $25.0 million (6.7%) higher than the previous year end. Because year end deposit balances can fluctuate in unusual ways, it is more meaningful to analyze changes in average balances. Average deposits increased 8.2% in 2003. Average demand deposits increased $4.5 million (7.3%) while average savings and NOW balances increased $19.0 million (12.3%). Certificates of deposit increased $4.8 million (3.7%). Management has generated deposits in 2003 with various rate specials on selected certificates, a gift giveaway promotion that was started in 2002 and completed in the first half of 2003, opening of branches, and the issuance of brokered certificates of deposit. Deposits grew by similar percentages from 2001 to 2002, with the exception of savings and NOW balances which grew 20% from 2001 to 2002, compared to 12.3% from 2002 to 2003.

The following table sets forth average deposit balances for the years ended December 31:

	(dollars in thousands)
	2003	2002	2001

Non-interest bearing demand	$65,719	$61,223	$57,166
Savings, NOW and money market	172,611	153,651	128,257
Time deposits	135,842	131,019	131,527

Total average deposits	$374,172	$345,893	$316,950

        The growth in savings, NOW and money market deposits was primarily in the money market deposit account (MMDA) which increased 17.7% on average. This growth is attributable to consumers, both retail and business consumers, preference for more liquidity in this low rate environment. Average personal MMDAs increased 6.9% while business accounts decreased 5.3% on average, and public MMDAs increased 62.5% on average. Average personal MMDA accounts increased 43%, business accounts 25% and public accounts 18% from 2001 to 2002. Management does not expect public fund money to continue this growth trend in 2004 due to changes by the State of Michigan in how and when taxes are collected and disbursed.

        The majority of the Bank’s deposits are from core customer sources-long term relationships with local personal, business, and public customers. In some financial institutions, the presence of interest bearing certificates greater than $100,000 indicates a reliance upon purchased funds. However, large certificates in the Bank’s portfolio consist primarily of core deposits of local customers. See Note 9 of the Consolidated Financial Statements for a maturity schedule of over $100,000 certificates. The Bank does issue brokered certificates of deposit in the market to meet liquidity needs with alternative funding sources and had an average balance of brokered certificates in 2003 of $1.8 million compared to $1.5 million in 2002.

Capital

        The Company’s capital at year end totaled $41,235,000, a $3,656,000 (9.7%) increase compared to capital of $37,580,000 at December 31, 2002 and $32,404,000 at December 31, 2001; an increase of 16.0%. Included in year end capital is $307,000 which is an unrealized gain on debt securities available for sale.

        Banking regulators have established various ratios of capital to assets to assess a financial institution’s soundness. Tier 1 capital is equal to shareholders’ equity while Tier 2 capital includes a portion of the allowance for loan losses. The regulatory agencies have set capital standards for “well capitalized” institutions. The leverage ratio, which divides Tier 1 capital by three months average assets, must be 5% for a well capitalized institution. The Bank’s leverage ratio was 8.95% at year end 2003. Tier 1 risk-based capital, which includes some off balance sheet items in assets and weights assets by risk, must be 6% for a well capitalized institution. The Bank’s was 10.47% at year end 2003. Total risk-based capital, which includes Tier 1 and Tier 2 capital, must be 10% for a well capitalized institution. The Bank’s total risk based capital ratio was 11.73% at year end. The Bank’s strong capital ratios put it in the best classification on which the FDIC bases its assessment charge.

        The following table lists various Bank capital ratios at December 31:

	2003	2002	2001

Equity to asset ratio	9.32%	8.80%	8.08%
Tier 1 leverage ratio	8.95%	8.45%	7.90%
Tier 1 risk-based capital	10.43%	9.81%	9.33%
Total risk-based capital	11.68%	11.06%	10.58%

        The Company’s ability to pay dividends is subject to various regulatory requirements. Management believes, however, that earnings will continue to generate adequate capital to continue the payment of dividends. In 2003 the Company paid dividends totaling $2,151,000, or 36.5% of earnings. Book value of the stock was $13.01 at year end.

        In 1999, the Bank opened a new branch in the northwest part of Brighton. Adjoining the building site are three parcels of vacant land. The Company has sold one parcel, and intends to sell the remaining two pieces which are valued at approximately $1.4 million. Subsequent to year end, in February 2004, the Company did complete the sale of the remaining parcels for the carrying value.

Liquidity and Funds Management

        Liquidity is monitored by the Bank’s Asset/Liability Management Committee (ALCO) which meets at least monthly. The Board of Directors has approved a liquidity policy which requires the Bank, while it is well capitalized as defined by the Federal Financial Institutions Examination Council (FFIEC), to maintain a current ratio of no less than 1:1 (core basic surplus liquidity equal to 0). Additional requirements of the policy are that when credit available from the Federal Home Loan Bank is added to core basic surplus liquidity, the Bank must have liquidity totaling 5% of assets and when brokered CDs and Federal Funds (Fed Funds) lines are added, the Bank must have liquidity totaling 8% of assets. Should the Bank’s capital ratios fall below the “well capitalized” level, additional liquidity totaling 5% of assets will be required. As of December 31, 2003, the Bank had excess liquidity of at least 5.5% of assets under any of the above standards.

        Deposits are the principal source of funds for the Bank. Management monitors rates at other financial institutions in the area to ascertain that its rates are competitive in the market. Management also attempts to offer a wide variety of products to meet the needs of its customers.

        It is the intention of the Bank’s management to handle unexpected liquidity needs through its Fed Funds position with a correspondent bank and by FHLBI borrowings. The Bank has a $32,100,000 line of credit available at the FHLBI and the Bank has pledged certain mortgage loans as collateral for this borrowing. At December 31, 2003, the Company had $5,300,000 in borrowings against the line. The Bank also has a blanket repurchase agreement in place where it can borrow from a broker pledging Treasury and Agency securities as collateral. In the event the Bank must borrow for an extended period, management may look to “available for sale” securities in the investment portfolio for liquidity.

        Throughout the past year, Fed Funds Sold balances averaged approximately $8,900,000. Periodically the Bank borrowed money through the Fed Funds market and through short term advances from the Federal Home Loan Bank (FHLB). Fed Funds Purchased balances averaged $39,000 for the year and FHLB advances averaged $1,300,000 for 2003.

Quantitative and Qualitative Disclosures about Market Risk

        ALCO reviews other areas of the Bank’s performance. The committee discusses the current economic outlook and its impact on the Bank and current interest rate forecasts. Actual results are compared to budget in terms of growth and income. A yield and cost analysis is done to monitor interest margin. Various ratios are discussed including capital ratios and liquidity. The quality of the loan portfolio is reviewed in light of the current allowance. The Bank’s exposure to market risk is reviewed.

        Interest rate risk is the potential for economic losses due to future rate changes and can be reflected as a loss of future net interest income and/or a loss of current market values. The objective is to measure the effect on net interest income and to adjust the balance sheet to minimize the inherent risk while at the same time maximizing income. Tools used by management include the standard GAP report which lays out the repricing schedule for various asset and liability categories and an interest rate shock simulation report. The Bank has no market risk sensitive instruments held for trading purposes. However, the Company is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers including commitments to extend credit and letters of credit. A commitment or letter of credit is not recorded as an asset until the instrument is exercised (see Note 18 of the Consolidated Financial Statements).

The table below shows the scheduled maturity and repricing of the Bank’s interest sensitive assets and liabilities as of December 31, 2003:

	(dollars in thousands)
	0-3 Months	4-12 Months	1-5 Years	5+ Years	Total

Assets:
Loans, net	$163,606	$49,103	$125,151	$9,226	$347,086
Securities	3,500	20,192	23,726	8,017	55,435
Certificates of Deposit	--	1,553	--	--	1,553
Short-term investments	16,848	--	--	--	16,848

Total assets	$183,954	$70,848	$148,877	$17,243	$420,922

Liabilities & Shareholders' Equity:
MMDA, Savings & NOW	$91,615	--	--	$95,081	$186,696
Time	28,852	69,158	44,697	436	143,143
FHLB advances	75	231	4,469	553	5,328

Total liabilities and equity	$120,542	$69,389	$49,166	$96,070	$335,167

Rate sensitivity gap and ratios:
Gap for period	$63,412	$1,459	$99,711	$(78,827)
Cumulative gap	63,412	64,871	164,582	85,755

Cumulative rate sensitive ratio	1.53	1.34	1.69	1.26
December 31, 2002 rate sensitive ratio	1.35	1.43	1.67	1.25

        The preceding table sets forth the time periods in which earning assets and interest bearing liabilities will mature or may re-price in accordance with their contractual terms. The entire balance of savings, MMDA, and NOW are not categorized as 0-3 months, although they are variable rate products. Some of these balances are core deposits and are not considered rate sensitive. Allocations are made to time periods based on the Bank’s historical experience and management’s analysis of industry trends.

        In the gap table above, the short term (one year and less) cumulative interest rate sensitivity is 34% asset sensitive at year end, compared to 43% asset sensitive the previous year. In the low rate environment of 2003 the following changes have occurred which impact rate sensitivity. In the loan portfolio 61% of loans mature or reprice in one year compared to 57% in 2002. Short term investments are 14% lower than last year, the result of an $11,000,000 growth in securities in 2003. Saving and NOW deposits which are classified in the 5+ year time frame, increased 10% over the balance reported in 2002. Money market deposit accounts, which are classified in the 0-3 month time frame, decreased 3% over the 2002 balance. Finally, certificates maturing in one year made up 69% of 2003 year end CD balances compared with 42% the year before. Management believes that those customers who have elected to keep their balances in certificates have chosen shorter terms based on the anticipation of an increase in rates.

        Because of the Company’s asset sensitive position, if market interest rates decrease, this positive gap position indicates that the interest margin would be negatively affected. However, gap analysis is limited and may not provide an accurate indication of the impact of general interest rate movements on the net interest margin since repricing of various categories of assets and liabilities is subject to the Bank’s needs, competitive pressures, and the needs of the Bank’s customers. In addition, various assets and liabilities indicated as repricing within the same period may in fact reprice at different times within the period and at different rate indices. Additionally, simulation modeling, which measures the impact of upward and downward movements of interest rates on interest margin, indicates that a 100 basis point decrease in interest rates would reduce net interest income by approximately 5% in the first year and a 100 basis point increase in interest rates would increase net interest income by approximately 3% in the first year.

	(dollars in thousands)
	Total	Average Interest Rate	Estimated Fair Value
Assets:
Loans, net	$341,127	7.46%	$344,300
Securities	55,435	5.39%	56,400
Certificates of deposit	1,553	3.28%	1,600
Short-term investments	16,848	1.63%	16,800

Liabilities:
Savings, NOW, MMDA	$186,696	1.49%	186,700
Time	143,143	3.93%	145,000
FHLB advances	5,328	7.33%	5,800

        Estimated fair value for securities are based on quoted market prices. For variable rate loans that reprice frequently and with no significant change in credit risk, fair values are generally based on carrying values. The fair value of other loans is estimated by discounting future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. Because it has a one day maturity, the carrying value is used as fair value for short-term investments. The fair value of deposits with no stated maturity, such as savings, NOW and money market accounts is equal to the amount payable on demand. The fair value of certificates of deposit and FHLB borrowings is estimated using rates currently offered for products with similar remaining maturities.

RESULTS OF OPERATIONS

        Net income was $5,900,000 in 2003 a $400,000 (6.5%) decrease compared to net income of $6,304,000 in 2002 an increase of 20.8% from 2001 net income of $5,220,000. The Company’s earnings resulted in a return on average assets (ROA) of 1.39% and a return on average stockholders’ equity (ROE) of 14.90%. Basic and diluted net income per share was $1.86 in 2003 compared with $2.00 in 2002 and $1.66 in 2001. Per share data has been restated for all years to reflect a two for one stock split payable as a dividend of one share for each share of company stock held of record July 1, 2002, paid July 10, 2002.

        The following table contains key performance ratios for years ended December 31:

	2003	2002	2001

Net income to:
Average stockholders' equity	14.90%	17.97%	16.80%
Average assets	1.39%	1.58%	1.46%
Basic and diluted earnings per common share:	$1.86	$2.00	$1.66

Net Interest Income

        Net interest income is the difference between interest earned on earning assets and interest paid on deposits. It is the major component of the Company’s earnings. For analytical purposes, the interest earned on investments and loans is expressed on a fully taxable equivalent (FTE) basis. Tax-exempt interest is increased to an amount comparable to interest subject to federal income taxes in order to properly evaluate the effective yields earned on earning assets. The tax equivalent adjustment is based on a federal income tax rate of 34%.

        The following table shows the average balance and percentage earned or paid on key components of earning assets and paying liabilities for the year ended December 31:

	(dollars in thousands)
	2003		2002		2001
	Average Balance	Yield/ Rate	Average Balance	Yield/ Rate	Average Balance	Yield/ Rate

Interest earning assets:
Short term investments	$9,625	1.07%	$3,522	1.63%	$19,924	3.87%
Certificates of deposit	3,135	3.48%	5,424	3.28%	929	2.90%
Taxable securities	29,550	4.08%	34,869	4.63%	24,075	5.70%
Tax-exempt securities	15,845	7.00%	17,109	6.94%	18,415	6.77%
Loans	340,384	6.70%	311,060	7.46%	270,776	8.93%

Total earning assets	$398,539	6.36%	$371,984	7.05%	$334,119	8.26%
Interest bearing funds:
Savings/NOW accounts	$172,611.85%		$153,651	1.49%	$128,257	2.35%
Time deposits	135,842	3.16%	131,019	3.93%	131,527	5.65%
Short-term borrowings	1,300	1.37%	8,430	1.99%
FHLB advances	5,337	7.34%	5,578	7.23%	5,801	7.23%

Total interest bearing funds:	$315,090	1.96%	$298,678	2.68%	$265,585	4.09%

Interest spread		4.40%		4.37%		4.17%
Net interest margin		4.81%		4.90%		5.01%

        Tax equivalent interest income in each of the three years includes loan origination fees. A substantial portion of such fees is deferred for recognition in future periods or is considered in determining the gain or loss on the sale of real estate mortgage loans. Tax equivalent interest income includes net loan origination fees totaling $720,000 in 2003, $750,000 in 2002, and $790,000 in 2001.

        The following table sets forth the effects of volume and rate changes on net interest income on a taxable equivalent basis. The change in interest due to changes in both balance and rate has been allocated to change due to balance and change due to rate in proportion to the relationship of the absolute dollar amounts of change in each.

	(dollars in thousands)
	Year ended December 31, 2003 compared to Year ended December 31, 2002			Year ended December 31, 2002 compared to Year ended December 31, 2001
	Amount of Increase/(Decrease) Due to change in			Amount of Increase/(Decrease) Due to change in
	Volume	Average Rate	Total Amount Of Increase/ (Decrease)	Volume	Average Rate	Total Amount Of Increase/ (Decrease)
Interest Income:
Federal funds sold	$99	$(53)	$46	$(634)	$(79)	$(713)
Certificates of deposit	(75)	6	(69)	130	20	150
Securities:
Taxable	(246)	(163)	(409)	615	(372)	243
Tax Exempt	(88)	10	(78)	(88)	29	(59)
Loans	2,187	(2,579)	(392)	3,597	(4,582)	(985)

Total interest income	$1,877	$(2,779)	$(902)	$3,620	$(4,984)	$(1,364)

Interest Expense:
Interest bearing deposits:
Savings/NOW accounts	$282	$(1,100)	$(818)	$595	$(1,317)	$(722)
Time	190	(1,055)	(865)	(29)	(2,244)	(2,273)
Short-term borrowings	(142)	(8)	(150)	168	0	168
FHLB advance	(18)	1	(17)	(16)	(1)	(17)

Total interest expense	$312	$(2,162)	(1,850)	$718	$(3,562)	$(2,844)

Net interest income (FTE)	$1,565	$(616)	$948	$2,902	$(1,422)	$1,480

        Tax equivalent net interest income increased $948,000 in 2003. The increase was the result of a $1,850,000 decrease in interest expense partially offset by a $902,000 decrease in interest income. The decrease in interest income is attributable to a decrease of 69 basis points in the interest rate earned on assets while average earning assets increased $26,600,000 during the year. Tax equivalent loan interest income was $392,000 less in 2003 than the previous year. The decrease was due to a decrease of 76 basis points in the rate of interest earned on loans although average balances increased $29,300,000 in 2003. Loan growth was fueled by general growth in Livingston County which created a demand for consumer and commercial building projects. The low interest rate environment enabled new borrowers to enter the housing market.

        Income on taxable securities decreased $409,000 in 2003 due to a $5,300,000 decrease in average balances and a declined of 55 basis points in yield. With loan growth outpacing deposit growth in 2003 and 2002, (excluding brokered certificates of deposit), there were limited funds available for investment securities. Instead, funds were put to work in the higher yielding loan portfolio. Tax equivalent income on tax-exempt bonds decreased $78,000 in 2003. The average balance of these securities decreased $1,300,000 while the rate decreased 6 basis points. The decrease in balances with the subsequent decrease in yields was the result of the maturity/ and or calls of bonds that were purchased at slightly higher interest rates than that of the average portfolio. Interest income on short term investments decreased $46,000 due to an increase in average balances of $6,100,000 offset by a decline in interest rates of 56 basis points. The full impact of the falling short term rates in the fourth quarter of 2002 was felt in 2003, as well as an additional 25 basis point drop in the second quarter of 2003. The average balance of purchased brokered certificates decreased $2,300,000 while the interest yield increased 20 basis points, primarily the result of the certificates purchased in 2001 and 2002 maturing in 2003. Interest income on brokered certificates decreased $69,000

        Interest expense decreased $1,850,000 in 2003 because interest rates decreased 72 basis points although average balances increased approximately $16,400,000. The interest cost for savings and NOW accounts decreased $818,000 because the interest rate paid declined 64 basis points although average balances increased $19,000,000. Interest on time deposits decreased $865,000 because average time deposits increased $4,800,000 while interest rates decreased 77 basis points. Growth in savings and NOW deposits appears to be a preference for liquidity on the part of depositors as they stayed away from certificates of deposit. Fed Funds and short-term advances from the FHLB were not utilized in 2003 to the extent they were needed in 2002; therefore the average balance in short-term borrowings decreased $7,100,000 in 2003 and interest yield also decreased by 62 basis points. As a result, the Company incurred $150,000 less of interest expense in 2003 compared to 2002 on these borrowings. The Company entered into two long term borrowings with the Federal Home Loan Bank of Indianapolis in 2000. One of the loans amortizes and had a balance of $2,329,000 at year end while the other loan, for $3,000,000 matures in its entirety in April 2005. The loans have an average interest rate of 7.34%.

        In the previous year, net interest income had increased $1,480,000. The increase in net interest income was the result of a decrease in interest income of $1,364,000 offset by a decrease in interest expense of approximately $2,844,000. The decrease in interest income in 2002 was the result of a $37,900,000 increase in earning assets while interest earned on these balances declined 121 basis points during the year. The decrease in interest expense was the result of average balances growing $33,100,000 although interest rates decreased 141 basis points.

        In the coming year, management expects growth to continue in both loans and deposits although at a slower pace. Lack of an economic growth could, however, adversely affect loan and deposit growth. The decline in the net interest margin is expected to stabilize as the outlook for future rate cuts is minimal but the effect of last year’s rate drop will continue to playout through 2004 adding pressure until interest rates begin to increase.

        The following table shows the composition of average earning assets and interest paying liabilities for the years ended December 31:

	2003	2002	2001

As a percent of average earning assets:
Loans	85.41%	83.62%	81.04%
Securities	11.39%	13.97%	12.72%
Certificates of Deposit	.80%	1.46%	.28%
Short term investments	2.4%	.95%	5.96%

Average earning assets	100.0%	100.00%	100.00%

Savings and NOW	43.31%	41.31%	38.39%
Time deposits	34.08%	35.22%	39.37%
Short-term borrowing	.33%	2.27%
FHLB advances	1.34%	1.50%	1.74%

Average interest bearing liabilities	79.06%	80.30%	79.50%

Earning asset ratio	93.99%	93.25%	93.47%
Free-funds ratio	20.94%	19.70%	20.50%

Provision for Loan Losses

        The provision for loan losses increased to $1,270,000 in 2003 compared to $625,000 in 2002 and $900,000 in 2001. At year end the ratio of allowance for loan loss to loans was 1.72%, compared to 1.77% in 2002 and 1.97% in 2001. The slight decrease in 2003 was deemed appropriate considering the allowance adequacy analysis which showed that the balance in the loan loss reserve was adequate to cover anticipated losses.

Noninterest Income

        Non-interest income, which includes service charges on deposit accounts, loan fees, other operating income, and gain (loss) on sale of assets and securities transactions, increased approximately $254,000 (7.0%) in 2003 compared to 2002 and increased $501,000 (16.1%) in 2002 compared to 2001. Service charge income increased to $3,136,000 (5.5%) in 2003 and to $2,974,000 (12.5%) in 2002, primarily due to growth in deposits and loans. Trust fees increased $85,000 in 2003 and $26,000 in 2002. The addition of a second trust officer in 2002 helped increase trust assets through the addition of new accounts and a general increase in the market value of trust assets. Trust income included non-recurring income of approximately $42,000 that was recognized in 2003. The $374,000 gain realized on the sale of real estate mortgage loans was $42,000 lower than the gains recognized in 2002, which were $187,000 higher than the gains recognized in 2001. Sales volume was down approximately $900,000 as mortgage rates began to rise in the latter part of 2003 and refinancing activity decreased. Sales volume in 2002 was approximately $10,000,000 higher than 2001. Management expects the volume of loans sold and the corresponding gain on sold loans to continue to decline in 2004 as a result of lower refinancing activity. There were no security sales in 2003; only a call which resulted in a small gain of $4,000. From time to time securities were sold in 2002 to improve the Company’s liquidity position. Included in noninterest income were gains totaling $37,000 related to those sales.

Noninterest Expense

        Non-interest expense totaled $12,800,000 in 2003, a 9.1% increase over expenses of $11,800,000 in 2002, a 6.5% increase over expenses of $11,061,000 in 2001. The most significant component of non-interest expense was salaries and benefits expense. In 2003, salaries and benefits expense increased 9.4% to $7,000,000, due to salary increases, new positions and increased benefit costs, primarily health care and pension. In 2002, salaries and benefits expense increased 8.2% to $6,445,000 due to the combined effects of salary increases, increased cost of medical insurance, and an increase in the employee profit sharing expense. Occupancy expense increased $67,000 (7.5%) primarily due to the costs of an operations center opened in January 2003 and a new branch opened in December 2003. In 2002, occupancy expense increased 14.7% to $891,000 the result of costs associated with a branch opened in 2002, expansion of a grocery store branch and costs associated with snow removal. Equipment expense also increased $142,000 (16.4%) in 2003 over 2002. The increase is attributable to higher equipment maintenance costs and increased software amortization charges. In 2002, equipment expense increased 4.3% to $866,000 the result of equipping the new branch. Printing and supplies decreased $51,000 (15.7%) as efficiencies from imaging and other process improvements took full effect in 2003. In 2002, printing and supplies increased 27.9% to $327,000 the result of the new branch opening and converting to an imaging system. Advertising expense also decreased $44,000 (12.6%) in 2003 due to fewer loan and deposit marketing campaigns. In 2002, advertising expense increased 39.8% to $349,000 due to efforts to generate deposit growth. Other expense increased $391,000 (24.1%) partially due to a $130,000 write down of the Challis road property held for sale and increased loan and collection expenses in 2003. In 2002, other expenses were virtually unchanged from 2001. As a result of the aforementioned new branch that opened late in 2003, management expects higher noninterest expenses in 2004, which will include increased salaries, marketing initiatives, occupancy, and furniture and equipment costs.

Federal Income Tax Expense

        Fluctuations in income taxes resulted primarily from changes in the level of profitability and in variations in the amount of tax-exempt income. Income tax expense decreased $74,000 to $2,554,000 (2.8%) in 2003 and increased $455,000 to $2,629,000 (21.0%) in 2002. Although income tax expense decreased, the rate remained increased slightly to 30% from 29% in 2002. For further information see Note 12 “Federal Income Taxes” in the Company’s Consolidated Financial Statements.

Critical Accounting Policies

        Our accounting and reporting policies are in accordance with accounting principles generally accepted within the United States of America and conform to general practices within the banking industry. Accounting and reporting policies for the allowance for loan losses is deemed critical since it involves the use of estimates and requires significant management judgments. Application of assumptions different from those that we have used could result in material changes in our financial position or results of operations.

        Our methodology for determining the allowance and related provision for loan losses is described above in “Financial Condition – Loans”. In particular, this area of accounting requires a significant amount of judgment because a multitude of factors can influence the ultimate collection of a loan or other type of credit. It is extremely difficult to precisely measure the amount of losses that may be inherent in our loan portfolio. We attempt to accurately quantify the necessary allowance and related provision for loan losses, but there can be no assurance that our modeling process will successfully identify all of the losses inherent in our loan portfolio. As a result, we could record future provisions for loan losses that may be significantly different from the levels that we have recorded.

Impact of New Accounting Standards

        See Note 27 “Impact of New Accounting Standards” in the Company’s Consolidated Financial Statements for discussion of new accounting standards and their impact.

SUMMARY FINANCIAL DATA (in thousands, except per share data)

	2003	2002	2001	2000	1999

Income Statement Data:
Interest income	$24,856	$25,729	$27,095	$26,047	$21,597
Interest expense	6,166	8,017	10,861	10,042	7,967
Net interest income	18,689	17,712	16,234	16,005	13,630
Provision for loan losses	1,270	625	900	1,200	840
Non-interest income	3,874	3,621	3,120	2,604	2,015
Non-interest expense	12,848	11,775	11,061	10,188	9,543
Income before tax	8,445	8,933	7,393	7,221	5,262
Net income	5,891	6,304	5,220	5,106	3,715
Basic Per Share Data(1):
Net income	$1.86	$2.00	$1.66	$1.63	$1.19
Dividends paid	.68	.63	.60	.58	.55
Weighted average shares
outstanding	3,162,836	3,152,739	3,141,118	3,132,780	3,127,992
Balance Sheet Data:
Total assets	449,818	420,686	392,978	348,363	296,419
Loans, net	347,086	327,117	286,280	255,414	209,952
Allowance for loan losses	5,958	5,794	5,668	5,193	4,483
Deposits	399,073	374,072	351,669	310,214	269,193
Shareholders' equity	41,235	37,580	32,404	28,887	25,312
Ratios:
Dividend payout ratio	36.51%	31.40%	36.12%	35.29%	46.31%
Equity to asset ratio	9.32%	8.80%	8.69%	8.68%	8.84%

(1)     Per share data for all years has been restated to give effect of a two-for-one stock split, payable as a dividend of one share for each share of the company stock held of record July 1, 2002, paid July 10, 2002.

STOCK AND EARNINGS HIGHLIGHTS

        There is not an established trading market for the Company’s Common Stock. Information regarding its market price can be obtained on the internet at nasdaq.com, symbol FNHM. There is one market maker for the stock. There are occasional direct sales by shareholders of which the Company’s management is generally aware. It is the understanding of the management of the Company that over the last two years, the Company’s Common Stock has sold at a premium to book value. From January 1, 2002, through December 31, 2003, there were, so far as the Company’s management knows, a total of 351,484 shares of the Company’s Common Stock sold. The price was reported to management in some of these transactions, however there may have been other transactions involving the company stock at prices not reported to management. During 2003, the highest and lowest prices known to management, involving sales of more than 100 shares, were $31.00 and $23.00 per share, respectively.

        As of March 1, 2004, there were approximately 955 holders of record of the Company’s Stock. The following table sets forth the range of high and low sales prices of the Company’s Common Stock during 2002 and 2003, based on information made available to the Company, as well as per share cash dividends declared during those periods. Although management is not aware of any transactions at higher or lower prices, there may have been transactions at prices outside the ranges listed in the table.

        Sales price, for sales involving more than 200 shares, and dividend information for the years 2002 and 2003:

	Sales Prices		Cash Dividends Declared
2002	High	Low
First Quarter	$22.50	$21.50	$ 0.13
Second Quarter	$21.50	$19.50	$ 0.16
Third Quarter	$23.00	$21.25	$ 0.17
Fourth Quarter	$25.00	$22.49	$ 0.17

2003	High	Low
First Quarter	$25.00	$23.00	$ 0.17
Second Quarter	$25.00	$24.00	$ 0.17
Third Quarter	$31.00	$24.00	$ 0.17
Fourth Quarter	$27.50	$25.25	$ 0.17